MERITAGE HOMES CONSTRUCTION, INC.
PHOENIX DIVISION
17851 NORTH 85TH STREET, #300
SCOTTSDALE, ARIZONA 85255
(480) 515-8100 (phone)
(480) 375-2962 (fax)

MASTER SUBCONTRACT AGREEMENT

Subcontractor:" Floor Art, LLC

Type of Work: Flooring Installation

Type of Entity: Limited Liability Company

Subcontractor's License No.: Federal Tax I.D. No.:

Vendor No. Sales Tax No.:

Business Address: 8776 E. Shea Blvd Suite B3A-615 Scottsdale, AZ 85260

Business Phone: 480-894-2591 x235 Cell Phone:

Facsimile No.: 480-517-5003 E-mail Address:

THIS MASTER SUBCONTRACT AGREEMENT ("Agreement") is entered into as of the 26th day of March 2010 (the "**Effective Date**"), by and between Subcontractor and Meritage Homes Construction, Inc. – Phoenix Division ("**Contractor**"). In the event the above-named Subcontractor is a subsidiary or affiliate of a parent company, the above-named Subcontractor acknowledges that it is entering into, and has the authority to enter into, this Agreement on its own behalf and on behalf of its parent company and, therefore, all references herein to Subcontractor shall be deemed to refer to the above-named Subcontractor and its parent company. Subcontractor acknowledges that it must execute a separate master subcontract agreement with respect to any labor performed and/or materials provided by or on behalf of Subcontractor in connection with any other division or affiliate of Meritage Homes Corporation. The terms and conditions of this Agreement shall apply to all Work (as defined in Section 1.1 below) performed by Subcontractor pursuant to one or more "**Authorization Agreements**" that may hereafter be entered into between Contractor and Subcontractor pursuant to this Agreement, and this Agreement shall be deemed to include the applicable Authorization Agreement(s) (if any) duly executed and delivered by the parties, and any electronically generated work order or purchase order issued by Contractor in connection with the Authorization Agreement ("**Purchase Order**"); provided, however, that this Agreement shall not apply to any Project for which Contractor does not provide any Labor (as defined in Section 1.1 below). The form of Authorization Agreement that must be used pursuant to this Agreement is attached hereto as Exhibit A, and such Authorization Agreement contains, among other things, a description of the applicable project and/or applicable lot, home, unit, tract or pad (each a "**Unit**" and, collectively, the "**Project**"), a description of the Work to be performed by Subcontractor with respect to the Project, and Subcontractor's compensation for performing the Work. Unless and until an applicable Authorization Agreement is executed and delivered by Contractor and Subcontractor, and a Purchase Order is issued by Contractor to Subcontractor for a particular Unit, Subcontractor is not authorized or obligated to provide any work or services for any Unit, and Contractor has no obligation to make any payments to Subcontractor for any work or services performed for which an Authorization Agreement has not been executed and delivered by Contractor (and for which a Purchase Order has not been issued). It is understood and agreed that Contractor is not obligated to execute or provide any Authorization Agreement or Purchase Order, does not guarantee any particular quantity of work to Subcontractor, and may, at its sole option, retain others to perform work similar to, or the same as, the Work to be performed by Subcontractor pursuant to an Authorization Agreement and Purchase Order, if any, at any job location in addition to or in place of Subcontractor.

SECTION 1: DESCRIPTION OF WORK

1.1 **Scope of Work.** The work to be performed hereunder consists of the labor and/or services ("**Labor**") and materials, equipment, transportation, power, and/or facilities ("**Materials**") necessary to complete the applicable Project-related activities described in the applicable Authorization Agreement ("**Work**"). The Work includes all Labor and Materials reasonably inferred from the Contract Documents (as defined in Section 1.2 below) or customarily furnished by a subcontractor performing such Work in Subcontractor's trade in the State in which the applicable Project is located, whether such Work is described or mentioned in the Contract Documents. The Work includes any Extra Work (as defined in Section 4 below). All Work performed by Subcontractor shall comply with all requirements and provisions in the Contract Documents. **In the event that all or any portion of Subcontractor's proposal or form agreement is attached to any Authorization Agreement, the parties acknowledge and agree that such item is attached thereto solely to set forth the scope of work, compensation to be paid and/or expenses to be reimbursed to Subcontractor, and/or performance schedule (although if there is any conflict between such terms and those set forth in this Agreement and/or an applicable Authorization Agreement, the terms in this Agreement and the applicable Authorization Agreement shall govern and control), and no other terms, provisions or conditions of such attached proposal or Subcontractor's form agreement shall have any force or effect whatsoever.**

1.2 **Contract Documents.** "**Contract Documents**" shall refer to this Agreement, together with all exhibits attached hereto (Exhibit A, the form of "**Authorization Agreement**"; Exhibit B, the "**General Conditions;**" Exhibit C, the "**Insurance Requirements;**" Exhibit D, the "**State-Specific Provisions**", and Exhibit E, the "**Sales Agreement Dispute Resolution Provisions**"), and each applicable Authorization Agreement, together with all applicable exhibits thereto and any Purchase Orders issued thereunder. The Contract Documents are hereby incorporated into this Agreement by reference and shall have the same force and effect as if set forth in this Agreement.

1.3 **Ownership of Work Product and Intellectual Property.** Subcontractor acknowledges that Contractor is the sole owner of, and has exclusive right, title and interest in and to all surveys, field data, test data, reports, plans, studies, tapes, disks and other electronic recordings, drawings, sketches, estimates, data sheets, maps, work sheets, prints, models, sculptures, designs, specifications, photographs, presentations, renderings and media (in all formats) prepared by any of the Subcontractor Parties (as defined in Section 3.4 below) with respect to the Work (collectively, "**Work Product**") (including, without limitation, any portion of incomplete Work Product), to all modifications and derivative works thereof, and to all intellectual property rights related thereto. No license or other interest of any kind in

the Work Product is granted by Contractor directly or indirectly to Subcontractor, except for Subcontractor's use of the same to perform its Work under any Authorization Agreement. The rights set forth in this Section 1.3 shall survive termination of this Agreement.

SECTION 2: CONSTRUCTION SCHEDULE

2.1 **Schedule of Work.** At all times during the progress of the Work, Subcontractor shall maintain an adequate supply of Labor and Materials to complete the Work in accordance with the "**Construction Schedule**" attached as Exhibit 4 to the applicable Authorization Agreement. Subcontractor acknowledges that TIME IS OF THE ESSENCE in the performance of all Work. Subcontractor agrees to keep itself continuously informed of the progress of the applicable Project, to coordinate with Contractor on all Work scheduled and to cooperate with other subcontractors performing work on the applicable Project. Unless otherwise provided in the Authorization Agreement, Subcontractor shall commence the Work on a Unit within the applicable Project within five (5) days of receipt of the Purchase Order for that Unit.

2.2 **Change in Construction Schedule.** Contractor may reasonably alter the time, order and priority of all components of the Work and all matters relative to the timely and orderly conduct of the Work. Subcontractor agrees that Contractor shall have the right to make reasonable changes to the Construction Schedule and agrees to comply with such changes.

2.3 **Failure to Meet the Construction Schedule.** If Subcontractor fails to prosecute the Work in accordance with the Construction Schedule, then in addition to all other rights and remedies Contractor may have (including termination and offset rights), Contractor may direct Subcontractor to accelerate the progress of the Work at Subcontractor's sole cost, by any means, including, but not limited to, employing additional workers and/or working overtime. If Contractor elects to accelerate Subcontractor's performance where Subcontractor would otherwise be entitled to an extension of time pursuant to this Agreement, then the Contract Price (as defined in Section 5.1 below) shall be equitably adjusted based on the cost of any overtime premiums actually incurred by Subcontractor.

SECTION 3: PERFORMANCE OF WORK

3.1 **Agreement to Complete the Work.** Subcontractor's commencement of the Work shall be deemed Subcontractor's representation and acknowledgment that Subcontractor has reviewed and approved all of the Contract Documents, the applicable Project, the Materials required under any Authorization Agreement, and all other requirements and conditions of the Work.

3.2 **Standards.** Subcontractor shall be solely responsible for all Work, including but not limited to the techniques, sequences, procedures, means, methods and coordination of all Work. Subcontractor shall supervise and direct all Work and give it all the attention necessary for proper supervision and direction. Subcontractor shall perform all Work in a thorough and workmanlike manner according to the highest standards of the applicable trades and to the reasonable satisfaction of Contractor. If Contractor discovers or is informed that an area of the applicable Project is unsafe, Contractor may stop the part of the Work affected until the unsafe condition is corrected. Contractor may reject Materials provided by Subcontractor and all parts of Subcontractor's Work that are determined by Contractor to be unsound or defective or that fail in any way to conform with the requirements of this Agreement, including but not limited to Subcontractor's failure to maintain the quality of the Work as required by this Agreement. Subcontractor shall begin to repair or replace such Work, at Contractor's discretion, within twenty-four (24) hours after receiving notice thereof from Contractor, and diligently and continuously pursue such repair or replacement until completed to the reasonable satisfaction of Contractor. Subcontractor shall bear all costs involved in the repair or replacement of such Work and in the repair or replacement of any other Work necessarily damaged by such repair or replacement. While Contractor reserves the right to reject and require correction of any of Subcontractor's Work, Contractor shall in no way be responsible for the construction means, methods, techniques and/or Subcontractor's safety precautions and programs as to any of Subcontractor's Work. At all times, Subcontractor shall have exclusive and total responsibility for the quality and timeliness of its Work and nothing in this Section shall relieve Subcontractor of any liability or responsibility under law or otherwise. Any payment to Subcontractor by Contractor shall in no way be a representation or acknowledgement that Contractor or any other person or entity has made any on-site inspections to determine the quality or quantity of Subcontractor's Work, nor shall any such payment constitute a representation or acknowledgement that Contractor or any other person or entity has reviewed and approved the construction means, methods, techniques, sequences or procedures of Subcontractor at the applicable Project.

3.3 **Supervision.** At all times, Subcontractor shall maintain for each Project at least one English speaking foreman or superintendent who has authority to assign and manage personnel and work on a Project, and who is acceptable to Contractor in its sole discretion. Subcontractor shall notify Contractor prior to the commencement of the Work as to who shall be Subcontractor's foreman or superintendent and give prior written notice to Contractor before any change of foreman or superintendent becomes effective. The foreman or superintendent shall be authorized by Subcontractor to represent Subcontractor as to the performance of the Work.

3.4 **Responsibility for Work and Materials.** All Labor performed and Materials placed on a Project by Subcontractor or delivered to a Project for the account of Subcontractor shall remain the responsibility of Subcontractor, and Subcontractor has the risk of loss with respect to all such Labor and Materials until installed and accepted by Contractor under this Agreement. Prior to any Materials being delivered or left at a Project, Subcontractor shall accept and sign for all such Materials. If Subcontractor fails to accept and sign for its Materials, Contractor reserves the right to refuse delivery of such Materials. Subcontractor shall pay for any and all damage to the Work or waste of Materials or damage to any other portion of the applicable Project as a result of operations, acts or omissions of Subcontractor, any of Subcontractor's sub-subcontractors, suppliers, materialmen, vendors, officers, directors, owners, employees, agents, representatives, affiliates, or any officers, directors, owners, employees, or agents of any of the foregoing or any other parties acting on any of their behalf or at any of their direction (each, including Subcontractor, a "**Subcontractor Party**" and, collectively, including Subcontractor, the "**Subcontractor Parties**"). Immediately upon receipt of written demand from Contractor, Subcontractor shall reimburse Contractor for all costs and expenses incurred in connection with reinspections necessitated by unacceptable Labor or Materials related to the Work, and interest shall accrue on the aggregate amount at the rate of eighteen percent (18%) per annum from the date incurred until Contractor is fully reimbursed for all such amounts and interest thereon. Subcontractor shall perform any Work necessitated by the failure of any of the Work to pass inspection within twenty-four (24) hours of receiving notice of such failure. If the Work requires the installation of Materials furnished by others, it shall be the responsibility of Subcontractor to examine the items so provided and, thereupon, to handle, store and install them with such skill and care as necessary to insure a satisfactory installation that conforms to all Contract Documents and all pertinent manufacturer's instructions. Although Contractor shall have no obligation to inspect the Work, Contractor, the owner of the applicable Project (if different than Contractor) ("**Owner**"), the applicable Project construction lender or land banker, if any, and their respective employees, agents and consultants shall have access to any and all parts of the applicable Project and may, at any time, inspect, sample or require tests to be taken on any Work performed and Materials furnished by Subcontractor.

3.5 **Subcontractor Parties.** Subcontractor assumes responsibility and shall be liable to Contractor for all acts and omissions of all Subcontractor Parties. All personnel used by Subcontractor in the performance of Work shall be qualified to perform their assigned tasks. Subcontractor shall remove from a Project any Subcontractor Party who Contractor deems to be unacceptable.

3.6 **Substitutions.** Whenever any manufactured article or item is identified in any of the Contract Documents by trade name, brand name, model number or other commercially recognized identification, then, unless specifically indicated otherwise in the Contract Documents, Subcontractor shall furnish such specific article or implement and there are to be no substitutions of Materials or variations whatsoever from the Contract Documents without the prior written approval of Contractor as indicated on a written Change Order (as defined in Section 4.1 below).

3.7 **Licenses.** Subcontractor represents, warrants and covenants that it and all other Subcontractor Parties are properly licensed and will remain properly licensed during the term of this Agreement in accordance with all applicable Laws (as defined in Section 3.8 below) and as required for the performance of the Work, including but not limited to holding proper licenses from any state licensing agencies for contractors in the State in which the applicable Project is located.

3.8 **Compliance with Laws.** Subcontractor warrants that the Work will be performed in conformance with all applicable laws and will meet or exceed Federal Housing Administration minimum property standards, United States Department of Veterans Affairs requirements, all manufacturers' and suppliers' specifications and all other standards and requirements imposed by any governmental and private agencies, including utilities and craft unions, exercising jurisdiction over the applicable Project ("**Agencies**"). Subcontractor shall ascertain the applicability of, shall fully comply with, and hereby warrants that the Work will meet or exceed and be in full compliance with, all applicable statutes, ordinances, laws, codes, rules and regulations applicable to the Work, including but not limited to federal, state and local labor, wage and tax laws, immigration and work status laws, and those laws set forth in Section 7 below (collectively "**Laws**") as well as all industry standard practices. Subcontractor warrants that it shall employ only United States citizens or aliens with legal United States work authorizations and shall at all times obey all Laws concerning the employment of persons at the applicable Project, including, but not limited to, the requirements of the Immigration Reform & Control Act of 1986, as amended, and any Laws promulgated thereunder, and any immigration and work status laws of the State in which the applicable Project is located. Subcontractor shall promptly notify Contractor in writing if Subcontractor becomes aware that any Work identified in the Contract Documents or any work of others at the applicable Project is inconsistent with applicable Laws. In addition to any other indemnity obligation provided in this Agreement, Subcontractor shall indemnify, protect, defend and hold harmless each Indemnitee (as defined in Section 8.4 below) for, from and against any Claims (as defined in Section 8.4 below) arising out of or in any way related to (i) the breach by Subcontractor of its obligations under this Section 3.8 or (ii) any violation or alleged violation by Subcontractor or any other Subcontractor Party of any Laws, regardless of whether or not the Claim is caused in part by an Indemnitee, subject, however, to the specific limitations set forth on Exhibit D (if any).

3.9 **Inspection of Project.** Before starting any Work, Subcontractor agrees to independently inspect the applicable Project and verify all information furnished by Contractor and all information contained in the Contract Documents. Subcontractor shall immediately report in writing to Contractor any discrepancy, deficiency or variance from or violation of any Laws observed or known to Subcontractor regarding the Work or the applicable Project. Subcontractor shall contact the authorized underground utilities locating service for the State or region in which the applicable Project is located to locate all utilities that may affect or interfere with the Work. Subcontractor shall not damage any utilities located on or servicing a Project and shall fully protect all such utilities before taking any action that could damage them.

3.10 **Notice and Opportunity to Repair Act.** Subcontractor represents and warrants that it is familiar with the provisions of the "notice and opportunity to repair" statute(s) identified on Exhibit D (if any) (the "**Notice and Opportunity to Repair Act**"). Subcontractor agrees to cooperate with Contractor in connection with any matters relating to the Notice and Opportunity to Repair Act, including, without limitation, (i) providing copies of all applicable documents described in the Notice and Opportunity to Repair Act, and (ii) at Contractor's request, participating in the non-adversarial proceedings set forth in the Notice and Opportunity to Repair Act, including attending any inspections and providing destructive testing services and/or repair services in connection therewith ("**Non-Adversarial Proceedings**") all at Subcontractor's sole cost and expense. If Subcontractor fails or refuses to participate in any Non-Adversarial Proceedings, Contractor will, without prejudice to any other rights and remedies available to Contractor, have the right to correct any Defective Work (as defined in Section 6.1 below), and Subcontractor shall, upon demand, immediately reimburse Contractor the full cost of such Corrective Work (as defined in Section 6.2 below), plus Fifteen Percent (15%) for Contractor's overhead and administration costs, and interest shall accrue on the aggregate amount at the rate of eighteen percent (18%) per annum from the date incurred until Contractor is fully reimbursed for all such amounts and interest thereon.

3.11 **Work of Others.** Subcontractor shall cooperate with all other subcontractors engaged by Contractor to insure that their work shall not be impeded. Subcontractor shall in no way impede access by other subcontractors to the applicable Project as necessary to perform their work. Subcontractor shall be responsible for inspecting the work and materials of others that may affect Subcontractor's own Work, including inspecting for defects. Upon discovery of any defect in the work or materials of others, and prior to commencing Subcontractor's Work, Subcontractor shall first report any defect in writing to Contractor. As to any work of others covered over without objection, Subcontractor shall be deemed to have accepted such work as correct and sufficient to accommodate and warrant Subcontractor's Work.

3.12 **Preliminary Notices.** In order to enable Contractor to audit preliminary lien notices, Subcontractor shall furnish to Contractor, within ten (10) days of a specific written request by Contractor: (i) a list of all applicable Subcontractor Parties that will deliver Materials or perform Labor at the applicable Project; and (ii) an estimate of the cost of such Labor and Materials.

3.13 **Clean Up.** Subcontractor agrees to keep the applicable Project and all adjoining property free of waste material and rubbish caused by its Work. Upon completion of the Work, Subcontractor agrees to immediately remove all waste materials and rubbish, together with all tools, equipment and machinery of Subcontractor and any other Subcontractor Parties. Subcontractor agrees to conduct general clean-up operations upon completion of the Work on each Unit, including, but not limited to, the cleaning of all glass surfaces, paved streets, walks, steps and interior floors and walls, where applicable. Subcontractor shall at all times keep all Materials (useable and waste) at a location designated by Contractor. Any personal property left by Subcontractor on or around a Project for five (5) days following completion of the Work, excluding pursuant to any written storage agreement, shall be deemed abandoned by Subcontractor and shall, at the option of Contractor, become the property of Contractor without compensation to Subcontractor. In the event of a dispute as to the responsibility for removal of personal property or rubbish from a Project where Subcontractor or any other Subcontractor Party left any such property, Contractor may remove it and collect from Subcontractor all costs or any allocated portion of such costs, in such ratio as Contractor, in its sole discretion, shall determine to be just among all contributing subcontractors, and this allocation shall be binding on Subcontractor.

3.14 **Independent Contractor.** Subcontractor warrants that it is an independent contractor within the purview of the Internal Revenue Code of 1986, as amended, the Social Security Act of 1935, as amended, and all other applicable Laws, and is not acting in the name of Contractor or as an agent or employee of Contractor. In recognition that Contractor is retaining Subcontractor as an independent contractor for its represented expertise with respect to the Work, Contractor and Subcontractor acknowledge and agree that, notwithstanding any judgment, award, or anything in this Agreement to the contrary, in no event shall Contractor be liable or bear any responsibility for, and Subcontractor shall be solely liable and responsible for, and shall indemnify, protect, defend and hold harmless each Indemnitee (as defined in Section 8.5 below) for, from and against (subject, however, to the specific limitations set forth on Exhibit D, if any), any fault alleged against Contractor by reason of or arising out of, any of the following: (i) Contractor's decision to retain Subcontractor to perform the Work and/or any decision of Subcontractor to subcontract the performance of any portion of the Work; (ii) any failure of Contractor to supervise, manage and/or direct Subcontractor or any other person for whom Subcontractor may be liable in connection with the Work; (iii) any failure of Contractor to inspect the Work or identify, at any time, defects, errors or omissions in the work or unsafe conditions; and (iv) any Claims of any nature asserted against Contractor by any employee or past employee of any Subcontractor Party.

3.15 **Taxes.** Subject to the specific limitations set forth on Exhibit D (if any) with respect to sales or privilege taxes, Subcontractor shall be responsible for paying all taxes required by Law in connection with the Work. Subcontractor shall be solely responsible for withholding taxes, social security taxes and statutory unemployment taxes for all Subcontractor Parties.

3.16 **Title to Materials.** Subcontractor warrants that title to all Materials incorporated into a Project will pass to Contractor free and clear of any Liens (as defined in Section 5.2 below), Claims (as defined in Section 8.4 below), security interests or encumbrances.

SECTION 4: EXTRA WORK AND CHANGES IN THE WORK

4.1 **Change Orders.** Subcontractor shall make no changes to the Work, including but not limited to additions, deletions, modifications or substitutions (collectively, "**Extra Work**"), without the prior written consent of Contractor, as evidenced by Contractor's approval of the form and substance of a "**Change Order,**" which approval shall be given in Contractor's sole discretion and solely by executing a Change Order. If Subcontractor encounters conditions it considers different from those described in the Contract Documents, Subcontractor may request a Change Order. If Contractor approves the request, Contractor will execute the Change Order and deliver it to Subcontractor, whereupon such Change Order shall be deemed incorporated into the Authorization Agreement to which it relates. Contractor may order Extra Work and Subcontractor shall perform such Extra Work, as directed by Contractor in any Change Order prepared by Subcontractor or Contractor and executed by Contractor. Ordinary field modifications directed by Contractor that do not substantially increase Subcontractor's costs shall be performed without any Contract Price adjustment. Once signed, the terms set forth in a Change Order shall fully dispose of all claims by Subcontractor for any adjustment to the Contract Price and Construction Schedule as a result of the Extra Work referenced therein. The Change Order shall include any: (a) supporting documents and drawings detailing the requested change; (b) adjustment to the Contract Price as a result of the Extra Work based on a lump sum or time and material basis, as directed by Contractor; and (c) provide for appropriate adjustments to the Construction Schedule. **In the event that all or any portion of Subcontractor's proposal or form agreement is attached to any Change Order, the parties acknowledge and agree that such item is attached thereto solely to set forth the scope of the Extra Work, any adjustment to the Contract Price as a result of the Extra Work and any adjustment to the Construction Schedule necessitated as a result of the Extra Work, and no other terms, provisions or conditions of such attachment shall have any force or effect whatsoever.**

4.2 **No Change in Compensation.** Subcontractor shall not be entitled to receive any compensation for Extra Work unless an applicable Change Order has been executed by Contractor prior to the commencement of any Extra Work, as described above. If the changes are required by any Agencies, or are otherwise required to comply with any Laws in existence as of the date of the applicable Authorization Agreement, then Subcontractor shall not be entitled to any increases in the Contract Price or other compensation as a result of the changes.

4.3 **Time and Materials.** Any dispute concerning the performance of Extra Work or the amount to be paid Subcontractor by Contractor for Extra Work shall not affect Subcontractor's obligation to perform the Extra Work. If Subcontractor and Contractor cannot agree upon a price for Extra Work, Contractor shall have the right to direct Subcontractor to perform the Extra Work on a time and materials basis. Payment for time and materials work shall be based on: (a) the actual cost of materials used at then current market prices; (b) actual labor used at then current labor rates; and (c) actual cost of equipment used at agreed rental rates (if applicable). No payment shall be due for any Extra Work performed on a time and materials basis, however, unless all material, equipment and labor used have been verified by daily tickets duly signed as accepted by Contractor's representative.

SECTION 5: PAYMENT, PRICE SCHEDULES, APPLICATIONS, AND LIEN RELEASES

5.1 **Contract Price.** Contractor agrees to pay Subcontractor for authorized Work in accordance with the contract price schedule set forth in the applicable Authorization Agreement (the "**Contract Price**"). Unless otherwise specified in the applicable Authorization Agreement, the Contract Price is calculated on a per Unit basis and shall be paid upon acceptance of the Work on a Unit by Unit basis by Contractor and any Agencies ("**Completion**"). Unless otherwise set forth in the Contract Documents, no portion of the Contract Price shall be due Subcontractor until: (i) the Work has passed all applicable inspections conducted by all Agencies; (ii) Subcontractor has delivered to Contractor a full and complete waiver of all Liens and as required in this Section 5; (iii) the Work is acceptable to Contractor, Owner and the applicable Project construction lender or land banker, if any; and (iv) the application for payment for such portion of the Contract Price (the "**Application for Payment**") has been reviewed and approved by Contractor pursuant to the terms of this Agreement. Contractor may, in its sole discretion, withhold ten percent (10%) of monies owed to Subcontractor for a progress payment (if any) as retention until final payment. If there is a dispute between Contractor and Subcontractor, Contractor may withhold from any payment an amount not to exceed one hundred fifty percent (150%) of the disputed amount.

5.2 **Liens.** Subcontractor shall pay when due, all liens and claims for Labor and/or Materials furnished to a Project at Subcontractor's request and any fringe benefit trust fund, pursuant to any collective bargaining agreement to which Subcontractor may be bound, to prevent the filing or recording by any third party of any mechanics', materialmen's or other lien, stop notice or bond claim or any attachments, levies or garnishments (collectively "**Liens**") involving the Work or Subcontractor. Subcontractor will, within five (5) Business Days (as defined in Section 12.1 below) after written notice from Contractor or after Subcontractor otherwise becomes aware of such Liens, terminate the effect of any Liens by filing or recording an appropriate release or other bond if so requested by Contractor. If Contractor requests Subcontractor to file and obtain any such release or other bond and Subcontractor fails to do so within five (5) Business Days of such request, Contractor may obtain such bond on Subcontractor's behalf and deduct the cost thereof and all fees and costs related thereto from any sums due Subcontractor. If such fees and costs result in a deficiency, Subcontractor shall be fully responsible for the deficiency, together with any damages and costs, including, without limitation, court costs and reasonable attorneys' fees, incurred by Contractor, and interest shall accrue on the aggregate amount at the rate of eighteen percent (18%) per annum from the date incurred until Contractor is fully reimbursed for all such amounts and interest thereon.

5.3 **Application for Payment.** Within five (5) Business Days after the Effective Date, and in any event prior to the time of Subcontractor's first Application for Payment, Subcontractor shall deliver to Contractor a completed IRS W-9 form and other customary vendor set-up information and documentation required by Contractor and/or applicable Laws. Upon Completion of the Work on a Unit, or at such other time as provided in the applicable Authorization Agreement, Subcontractor shall sign and submit to Contractor's office, where indicated on Page 1 of this Agreement, an Application for Payment. Each signed Application for Payment submitted by Subcontractor to Contractor shall constitute a certification by Subcontractor that the Work covered by the Application for Payment has been fully and properly completed in accordance with the Contract Documents. All Applications for Payment are subject to Contractor's review and approval and to the specific provisions set forth on Exhibit D (if any) with respect to payment, and in no event shall any Application for Payment be deemed approved without explicit, affirmative approval by Contractor. Subcontractor shall submit to Contractor for Contractor's approval the following documents in connection with each Application for Payment:

(a) Conditional waiver and release of lien upon progress payment for the Work performed during the period covered by the Application for Payment, unconditional waiver and release of lien upon progress payment for the Work performed during the period covered by the prior Application for Payment (if any), and such other evidence of Subcontractor's full payment to all other Subcontractor Parties of amounts owed for the period covered by the Application of Payment. All such waivers and releases shall be in the form provided by Contractor in conformance with any applicable statute or rule in the State in which the applicable Project is located and shall be executed by Subcontractor and each other Subcontractor Party that furnished Labor and/or Materials to the applicable Project. If any such waivers and releases indicate that there is an amount due or any disputed claim relating to the Work at the applicable Project, Contractor may withhold such amount until Contractor receives proof satisfactory to Contractor that such disputed claim has been settled.

(b) If required by Contractor, an affidavit that confirms that, so far as Subcontractor is able to ascertain, no person or entity has a right to any Liens for materials, labor, supplies, equipment, tools or other services in connection with the Work, which affidavit shall be in a form as may be requested by Contractor, and all statements made by Subcontractor relative thereto shall be made under penalty of perjury.

(c) Any other data substantiating Subcontractor's right to payment, as reasonably required by Contractor, the Owner and/or the construction lender or land banker for the applicable Project, if any.

5.4 **Payment.** If Contractor receives a complete Application for Payment in compliance with this Agreement by the 15th day of the calendar month following the month for which payment is requested, Contractor will pay Subcontractor the amount approved by Contractor no later than the 5th day of the calendar month following the month in which the Application for Payment is received, less any applicable retention and withholding deducted by Contractor pursuant to Section 5.1 or 5.7. If Contractor receives a complete Application for Payment in compliance with this Agreement after the 15th day of any calendar month, but on or before the 1st day of the subsequent calendar month, Contractor will pay Subcontractor the amount approved by Contractor no later than the 20th day of the subsequent calendar month, less any applicable retention and withholding deducted by Contractor pursuant to Section 5.1 or 5.7. Unless otherwise agreed by Contractor and Subcontractor, each payment shall be made by Contractor's check payable to Subcontractor. Although Contractor shall have the right to make checks payable jointly to Subcontractor and any of the other Subcontractor Parties performing the Labor or supplying the Materials for which payment is required, Contractor shall not have any obligation to make payment directly to any of the other Subcontractor Parties.

5.5 **Payments Do Not Constitute Acceptance of Work.** No payment made to Subcontractor, including, without limitation, any final payment pursuant to Section 5.6 below, or approval of any Application for Payment shall be construed as evidence of acceptance of any part of the Work, compliance by Subcontractor with the terms of the Contract Documents or a waiver by Contractor of its rights as to Work later found to be Defective Work or incomplete and shall not release Subcontractor from its obligations to correct Defective Work or incomplete Work.

5.6 **Final Payment.** Subcontractor shall submit a final Application for Payment no later than ninety (90) days after the Completion of Subcontractor's Work on a Unit or any termination of the applicable Authorization Agreement or this Agreement. Subcontractor shall include a conditional waiver and release of lien upon final payment with the final Application for Payment for each Unit and shall provide an unconditional waiver and release of lien upon final payment upon receipt of such final payment for each Unit. Contractor will be under no obligation to make any payments pursuant to any Applications for Payment that are given to Contractor more than ninety (90) days after the Completion of Subcontractor's Work with respect to a Unit or any other component of Subcontractor's Work under the applicable Authorization Agreement or any termination of the applicable Authorization Agreement or this Agreement. The final payment for the Work, including any amounts retained by Contractor, as specified above, less any withholding and/or offsets deducted by Contractor pursuant to this Agreement, shall be paid by Contractor within forty-five (45) days after the later of: (i) Contractor's receipt of Subcontractor's final Application for Payment and (ii) Subcontractor's fulfilling of all the obligations to be performed by Subcontractor under the Contract Documents, provided that no Liens or Claims have been asserted, recorded or filed by third parties concerning the Work, or Subcontractor's involvement with the Work, or if any such Liens or Claims have been asserted, recorded or filed, when such Liens or Claims have been finally adjudicated or paid. The acceptance of final payment shall constitute a waiver of all claims by Subcontractor, except those previously made in writing and identified by Subcontractor as unsettled at the time of the final Application for Payment.

5.7 **Withholding of Payment.** In addition to any retention withheld pursuant to Section 5.1 above, Contractor shall have the right to withhold and/or make offsets against all payments to Subcontractor in order to protect Contractor from losses or damages on account of any of the following: (a) Defective Work performed by Subcontractor or any other Subcontractor Party under this Agreement or any other agreement between Contractor (or any of its affiliates) and Subcontractor (or any of its affiliates), as determined in the sole discretion of Contractor; (b) Liens or Claims filed, or reasonable evidence indicating the probable filing of Liens or Claims, against Contractor, Subcontractor or any portion of the applicable Project in connection with the Work to be performed under this Agreement or any other agreement; (c) the failure of Subcontractor to make prompt and timely payments to any other Subcontractor Party; (d) any damages caused by Subcontractor or any other Subcontractor Party to the Contractor, the Owner, any Project lender or land banker, or other third parties for which Contractor may be liable; (e) damage to another subcontractor's work or any portion of a Project by an act for which Subcontractor or any other Subcontractor Party is responsible; (f) Contractor reasonably believes that the Work is not progressing satisfactorily or that it is unlikely that Subcontractor will complete the Work in accordance with the Construction Schedule; (g) Subcontractor fails to either perform or to pay the costs and expenses of warranty service Subcontractor or any other Subcontractor Party is obligated to provide under this Agreement or any other agreement between Contractor (or any of its affiliates) and Subcontractor (or any of its affiliates); (h) there is reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Price; (i) there is reasonable evidence indicating Subcontractor does not intend, or will not be able, to perform its warranty obligations pursuant to Section 6 below; or (j) Subcontractor fails to comply with any other provision of this Agreement.

5.8 **Use of Withheld Funds.** If Contractor becomes entitled to retain any sums withheld pursuant to this Agreement, Contractor, at its sole discretion, shall be entitled to cause the Work to be performed by others, and may apply any such withheld sums

against the incremental costs of completion and any related costs and damages, with the excess, if any, thereafter to be paid to Subcontractor. If the cost of such completion results in a deficiency, Subcontractor shall be fully responsible for the deficiency, together with any damages and costs, including, without limitation, court costs and reasonable attorneys' fees, incurred by Contractor, and interest shall accrue on the aggregate amount due to Contractor at the rate of eighteen percent (18%) per annum from the date incurred until Contractor is fully reimbursed for all such amounts and interest thereon.

SECTION 6: SUBCONTRACTOR WARRANTIES AND CORRECTIVE DUTIES

6.1 **Warranty Period.** Subcontractor represents and warrants to Contractor that (a) all Materials provided by Subcontractor and incorporated into the Work will be new and (b) Subcontractor's Work, including all Materials incorporated therein, shall be of the highest quality, free of defects and in conformity with all of the Contract Documents. All Labor and Materials not so in conformity may be deemed **"Defective Work"** by Contractor in its sole discretion. Subcontractor further warrants that all Labor and Materials furnished by Subcontractor shall be free of defects from the date of the Completion of the Work through the last to occur of the following (**"Warranty Period"**): (a) the second (2nd) year anniversary from the later of the date of the Completion of the Work or the date of the initial conveyance by Contractor (or an affiliate of Contractor) of the Unit on which the Work occurs (or an undivided interest therein) to a third party purchaser of the applicable Unit; (b) the expiration of any warranties or periods of limitation or repose that state or federal Laws require Contractor to provide to persons or entities to whom Contractor (or an affiliate of Contractor) sells any property on which the Work is performed; and (c) only with respect to Work affecting structural components of the improvements being constructed, the tenth (10th) year anniversary from the later of the date of the Completion of the Work or the date of the initial conveyance by Contractor (or an affiliate of Contractor) of the Unit on which the Work occurs (or an undivided interest therein) to a third party purchaser of the applicable Unit.

6.2 **Call Back Responsibility.** Subcontractor shall correct Defective Work (**"Corrective Work"**) promptly upon receipt of notice from Contractor (**"Notice of Defect"**). Subcontractor shall contact any owner of an applicable Unit within two (2) Business Days after receipt of the Notice of Defect from Contractor and shall commence Corrective Work not later than ten (10) days after receipt of the Notice of Defect, except in an emergency, in which case Subcontractor shall commence the Corrective Work within four (4) hours after receipt of the Notice of Defect, and Subcontractor shall diligently and continuously complete the Corrective Work to the reasonable satisfaction of Contractor. Subcontractor shall be solely responsible for the entire cost of Corrective Work, including any costs incurred as a result of any disturbance of work or materials of other subcontractors.

6.3 **Failure to Correct Defective Work.** Should Subcontractor fail to commence the Corrective Work within the time specified above and diligently pursue the Corrective Work to completion, Contractor, without further notice, may provide or arrange for others to provide the Labor and Materials necessary to correct any Defective Work, and all costs thereof shall be charged to Subcontractor. In the event there are not sufficient funds owing to Subcontractor by Contractor (or an affiliate of Contractor), then Subcontractor shall reimburse Contractor for such costs and fees immediately upon receipt of written demand from Contractor, and interest shall accrue on the aggregate amount at the rate of eighteen percent (18%) per annum from the date incurred until Contractor is fully reimbursed for all such amounts and interest thereon.

6.4 **Assignment of Warranties.** Any and all warranties procured by Subcontractor from any other Subcontractor Parties shall accrue to Contractor's benefit. Whenever possible, Subcontractor shall cause such warranties to be made directly to Contractor or if the same shall be made to Subcontractor, Subcontractor hereby assigns all such warranties, to the extent possible, to Contractor. Upon written request from Contractor, those warranties that are not assignable shall be enforced (to the extent enforceable) by Subcontractor for the benefit of Contractor for the duration of the Warranty Period. All warranties and guarantees pursuant to this Section 6 shall inure to the benefit of Contractor's successors and assigns, the third-party purchasers of the Units and any association(s) for the applicable Project and Contractor may further assign to third-party purchasers of the applicable Units, on a non-exclusive basis, any or all such assigned warranties and guarantees. The assignment of warranties from Subcontractor to Contractor herein shall not in any way limit any other rights or remedies of Contractor or obligations and liability of Subcontractor under this Agreement.

6.5 **Miscellaneous Warranty Issues.** All warranties and guarantees pursuant to this Section 6 are in addition to any special warranty contained or referred to in any of the other Contract Documents or available or provided under applicable Laws. Subcontractor's obligations under this Section 6, and Contractor's rights under this Section 6, including but not limited to Section 6.3, shall survive both final payment for the Work and the expiration or any termination of any Authorization Agreement and/or this Agreement. Any failure to correct Defective Work pursuant to this Section 6 shall constitute a breach of this Agreement. Subcontractor shall insert the terms of this Section 6 in all sub-subcontracts and/or agreements executed in connection with the Work to be performed under this Agreement and shall cause each other Subcontractor Party to agree in writing thereto. The rights of Contractor under this Section 6 are in addition to all other warranties and obligations of Subcontractor provided by Law or otherwise and not in limitation thereof or of periods of applicable statutes of limitation.

SECTION 7: SAFETY AND ENVIRONMENTAL PROTECTION

7.1 **Compliance with Safety Laws.** Subcontractor shall be solely responsible and liable for executing the Work in a safe and prudent manner, for establishing safety procedures and for protecting all of the Subcontractor Parties and the public from property damage and/or injury during the performance of the Work. Subcontractor is specifically responsible and liable for all aspects of its use of workspace jointly used by different subcontractors, and Subcontractor specifically acknowledges and agrees that Contractor does not retain supervisory control of such joint use areas for purposes of liability for unsafe conditions. Subcontractor shall immediately pay all fines and penalties assessed against Subcontractor or Contractor relating to the Work. Subcontractor shall conduct daily inspections to confirm that safe working conditions and equipment exist and safe practices are observed, and accepts sole responsibility for providing a safe place to work for all Subcontractor Parties. Subcontractor shall immediately notify Contractor's construction supervisors of any unsafe condition or practice observed at a Project. Further, Subcontractor shall immediately notify Contractor of any accidents or injuries at a Project.

7.2 **Safety Laws.** Subcontractor shall ascertain the applicability of, and comply with the requirements of the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq., as amended (**"OSH Act"**); all rules, regulations and other safety requirements of the United States Department of Labor Occupational Safety and Health Administration (**"OSHA"**) and any applicable state and local agencies; all of the General Conditions set forth on Exhibit B pertaining to health or safety; and all other applicable federal, state and local health, safety, environmental and hazardous work Laws, including, without limitation, the prompt submission of material safety data sheets when required (collectively, **"Safety Laws"**). Subcontractor shall implement, maintain and comply with safety policies and manuals in conformance with the Safety Laws, and shall comply with any other policies and manuals with respect to Safety Laws that Contractor may provide to Subcontractor from time to time. In addition, Subcontractor shall provide adequate training, resources and support to the other Subcontractor Parties in order to ensure compliance with the Safety Laws and such policies and manuals.

7.3 **NPDES, SWPPP and Dust Control.** As part of the Work, Subcontractor shall comply with any pollution discharge elimination system ("NPDES") permit, any storm water pollution prevention plan ("SWWPP") and any dust control plan or permit for a Project and, if requested by Contractor, provide all items necessary to conform and comply with such plans and permits for the Project, including, without limitation, implementation of all necessary best management practices to reduce discharge of pollutants and all necessary and reasonably available control measures required to reduce or eliminate and abate dust generation.

7.4 **Violation of Safety Laws.** Subcontractor shall reimburse Contractor for all expenses arising directly or indirectly out of Subcontractor's failure to adequately provide for safety or to comply with the Safety Laws, including, without limitation, violation of any NPDES permit, any SWPPP and any dust control plan or permit for a Project. If Subcontractor fails to pay such expenses within ten (10) days of demand by Contractor, Contractor may deduct such expenses from any amounts then due Subcontractor. In the event there are not sufficient amounts owing to Subcontractor, then interest shall accrue on the aggregate amount at the rate of eighteen percent (18%) per annum from the date incurred until Contractor is fully reimbursed for all such amounts and interest thereon.

7.5 **No Alcohol or Drugs.** No nonprescription drugs or alcohol, nor prescription drugs that impair the user's ability to safely and competently perform the Work, will be permitted on a Project at any time. Subcontractor shall instruct all other Subcontractor Parties that handling any such substance on a Project or working on a Project under the influence of such drugs or alcohol shall result in immediate dismissal and Subcontractor shall strictly enforce such rule.

7.6 **Hazardous Substances.** Subcontractor shall not, in connection with this Agreement or the Work, use, possess, handle, transport, emit, release, dispose of or discharge any Hazardous Substances (as defined below), except as permitted by and in strict compliance with this Agreement and all applicable Laws including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the OSH Act; and the Safe Drinking Water and Toxic Enforcement Act of 1986, as amended, and all applicable state and local laws governing Hazardous Substances (collectively, "**Hazardous Substances Laws**"). "**Hazardous Substances**" means any hazardous, toxic or dangerous substances, materials, wastes or chemicals, or any wastes, contaminants or pollutants, including without limitation, any of the foregoing defined or described in or regulated by any Hazardous Substances Law or other applicable law. Subcontractor shall, at its sole expense, provide any and all notices and warnings required under Hazardous Substances Laws with respect to any Hazardous Substances that Subcontractor or any other Subcontractor Party uses, possesses, handles, transports, emits, releases, disposes of or discharges in connection with this Agreement, the Work and the applicable Project. Subcontractor shall not store any Hazardous Substances at any Project.

SECTION 8: INDEMNIFICATION

8.1 **Subcontractor Indemnity and Duty to Defend.** In addition to any other obligation in this Agreement, to the fullest extent permitted by law and subject to the specific limitations set forth on Exhibit D (if any), Subcontractor shall indemnify, defend and hold harmless each Indemnitee (as defined in Section 8.4 below) for, from and against any and all Claims (as defined in Section 8.4 below), regardless of whether or not the Claim is caused in part by an Indemnitee; provided, however, that Subcontractor shall not be required to indemnify an Indemnitee for, and solely to the extent of, a Non-Indemnified Matter (as defined in Section 8.4 below). The parties acknowledge and agree that the existence of a Non-Indemnified Matter shall in no event relieve Subcontractor of its indemnity, defense and other obligations hereunder for, or with respect to, any other portion of a Claim that is not a Non-Indemnified Matter. Subcontractor's duty to defend the Indemnitees is entirely separate from, independent of and freestanding from Subcontractor's duty to indemnify the Indemnitees. Notwithstanding Subcontractor's duty to defend, Subcontractor acknowledges and agrees that Contractor is entitled to defend any and all Claims with counsel and experts of Contractor's choice. Contractor will promptly reimburse Subcontractor the defense costs reasonably incurred and paid by Subcontractor for the reasonable defense of any portion of any Claim against an Indemnitee solely to the extent such portion is ultimately determined to be a Non-Indemnified Matter (as defined in Section 8.4 below). Payment by any Indemnitee is not a condition precedent to enforcing such Indemnitee's rights to indemnification and defense under this Agreement.

8.2 **Indemnity and Defense Not Limited; Survival.** Nothing in this Agreement shall be construed to negate, abridge or otherwise reduce: (a) any other obligation or liability of Subcontractor for breaching any of its agreements, covenants, representations, warranties, or obligations under this Agreement and/or any of the other Contract Documents; or (b) any other right or obligation of indemnity that otherwise exists in favor of Contractor or any Indemnitees. Further, payments by Subcontractor to any Indemnitee(s) in connection with this Section 8 shall be in addition to any and all other legal remedies available to the Indemnitees and shall not be considered the exclusive remedy of any of the Indemnitees. Subcontractor's obligations under this Section 8 shall apply without regard to the particular allegations or theories of recovery asserted or omitted by any third party, including, without limitation, Claims based on duties, obligations or liabilities imposed on the Indemnitees by Law, and Claims based on theories of peculiar risks or non-delegable duty arising from conditions of the workplace and shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable under any workers' compensation acts, disability benefits acts or other employee benefits acts.

8.3 **Applicability of Insurance.** The indemnification obligations of Subcontractor under this Agreement shall not be limited by the amounts or types of insurance (or the deductibles or self-insured retention amounts of such insurance) that Subcontractor is required to carry under this Agreement. The right to indemnification and defense by Subcontractor shall be in addition to Contractor's separate rights under the insurance to be provided by Subcontractor under this Agreement.

8.4 **Definitions.** For purposes of this Section 8, the following capitalized terms shall have the following meanings:

(a) "**Claim**" means (i) any action, administrative action, legal proceeding, claim, demand, obligation and cause of action of every kind and character made or asserted against an Indemnitee, whether based on tort, contract or equitable principles, and whether asserted by one or more owners of any Unit, any applicable associations or any other person or entity; and (ii) any damage, loss, liability, lien, judgment, cost and expense (including, without limitation, attorney fees and costs, investigative and expert witness fees and costs and other litigation, mediation, arbitration or judicial reference expenses) suffered or incurred by an Indemnitee; which are in any way occurring, incident to, or arising from or in connection with (A) the performance or nonperformance of the Work or any term or provision of any of the Contract Documents by Subcontractor or any other Subcontractor Party; (B) the failure to comply with applicable Laws by Subcontractor or any other Subcontractor Party; and (C) any other breach of any provision of any of the Contract Documents by Subcontractor or any other Subcontractor Party. A Claim also includes all costs incurred by the Indemnitees for Corrective Work performed by Contractor or an entity other than Subcontractor. For purposes of this Section 8, attorney and other professional and witness fees and costs shall be deemed reasonable if such fees and costs are incurred at the rate customarily charged by the professional or witness rendering the services.

(b) **"Indemnitee"** means each of the following: Contractor, Owner and any of their respective subsidiaries, affiliates, members, managers, shareholders, owners, officers, directors, partners, employees, agents, successors and assigns, and lenders and land bankers, if any.

(c) **"Non-Indemnified Matter"** means any portion (and solely to the extent of such portion) of any Claim against an Indemnitee to the extent the Claim (or portion thereof, if applicable) is determined by entry of a non-appealable final judgment after trial or award after arbitration to have been caused by the negligent act of the Indemnitee sought to be indemnified.

SECTION 9: INSURANCE

Subcontractor represents, warrants and covenants to Contractor that Subcontractor is, as of the date of this Agreement, in compliance with, and shall at all times hereafter (including, without limitation, throughout the duration of the Warranty Period) fully comply with the insurance requirements set forth on Exhibit C (subject, however, to the specific limitations set forth on Exhibit D, if any). Contractor's failure to enforce any of the insurance provisions in this Section 9 or set forth on Exhibit C shall not act as a waiver of or estoppel to assert Subcontractor's obligation to procure and maintain the required insurance coverages in accordance with the insurance requirements set forth on Exhibit C.

SECTION 10: TERMINATION

10.1 **Termination for Cause.** If Subcontractor (a) fails in any respect to fully, properly or timely perform the Work in accordance with this Agreement or otherwise fails to comply with any term or provision of this Agreement; (b) fails or refuses to supply sufficient properly skilled supervisors, workers, Materials, tools or supplies of the proper quality; (c) files or has filed against it any petition in bankruptcy or makes a general assignment for the benefit of creditors; or (d) fails to pay its financial obligations in a timely manner or is determined by Contractor to be insolvent or to be in a materially impaired financial condition; then Contractor may terminate this Agreement and/or any Authorization Agreement by written notice to Subcontractor, in addition to exercising any and all other remedies available under this Agreement, at law or in equity. In such event, (i) Contractor may take possession of all Materials, tools and supplies belonging to or under the control of Subcontractor, and may finish the Work by whatever method it may deem expedient, including the hiring of other subcontractors or any other Subcontractor Parties; (ii) any Materials, tools and supplies for which Contractor takes possession may be used in completing the Work and may be incorporated into the improvements being constructed; (iii) Subcontractor shall have no right to receive any amounts for Labor performed or Materials incorporated in the Work until all Work under the applicable terminated Authorization Agreement(s) has been fully and properly completed and all deductions and offsets authorized pursuant to this Agreement have been ascertained and fully paid; and (iv) under no circumstances shall Subcontractor have any claim against Contractor for any additional sums, including, without limitation, any claims for Material purchased but not used in the Work, overhead charges, lost profits, or any indirect, incidental, consequential, special, punitive or exemplary damages, or any other similar items.

10.2 **Termination Without Cause.** Contractor may, at any time and in its sole discretion, terminate this Agreement and/or any or all Authorization Agreement(s) and dismiss Subcontractor from any Project without cause by providing Subcontractor written notice of such termination. In the event of termination of this Agreement and/or any Authorization Agreement pursuant to this Section 10.2, and provided Subcontractor has not breached its obligations under this Agreement, Contractor shall pay Subcontractor within thirty (30) days of such notice (and receipt from Subcontractor of all other items required for a final payment pursuant to Section 5) all sums due and owing Subcontractor for all Labor satisfactorily performed and all Materials incorporated in the Work performed under the applicable terminated Authorization Agreement(s) prior to the effective date and time of termination and for which Subcontractor was not previously paid, subject, however, to the right of Contractor to exercise any and all remedies, deductions and offsets authorized pursuant to this Agreement. Subcontractor acknowledges and agrees that if this Agreement and/or any Authorization Agreement is terminated pursuant to this Section 10.2, Subcontractor shall have no claim against Contractor for any additional sums, including, without limitation, any claims for Material purchased but not used in the Work, overhead charges, lost profits, or any indirect, incidental, consequential, special, punitive or exemplary damages, or any other similar items.

10.3 **Suspension of Work.** Contractor reserves the right to suspend the Work or any portion thereof at any time by notice to Subcontractor. If such suspension continues for a period of more than ninety (90) consecutive days, then Subcontractor may terminate the applicable Authorization Agreement by giving written notice to Contractor prior to Contractor issuing a written order to resume the Work (provided that, to the extent applicable, Subcontractor shall cooperate with and provide information to the person or entity thereafter selected to replace Subcontractor with respect to the Work at the applicable Project if and when Contractor elects to resume the Work). In the event of such termination, Subcontractor's remedies shall be governed by Section 10.2, above.

SECTION 11: DISPUTE RESOLUTION/ARBITRATION OF DISPUTES

11.1 **Dispute Resolution; Binding Arbitration.** All disputes arising out of or relating to this Agreement shall be subject to binding arbitration conducted by the American Arbitration Association, or any successor thereto, in accordance with its Home Construction Arbitration Rules (the "**Arbitration Rules**"), as supplemented by this Section 11; provided, however, that in order to minimize the duplication of dispute resolution proceedings, Subcontractor agrees to fully cooperate and participate in good faith in and be bound by whatever dispute resolution provisions and proceedings are determined to bind Contractor with respect to any dispute, claim or controversy between Contractor and Subcontractor that arises out of or relates to any conditions, covenants and restrictions recorded against the applicable Project; any sales agreement between Contractor or its affiliates and purchasers (including, without limitation, subsequent purchasers) of the Units in the applicable Project, any Unit(s), common area or association property at the applicable Project; and/or any combination thereof. A copy of the dispute resolution provisions contained in the sales agreement typically used by Contractor as of the date of this Agreement for the sale of a Unit is set forth in Exhibit E. Notwithstanding the foregoing, (i) none of the provisions of this Section 11 shall in any way limit the right of any party to exercise any other remedies under this Agreement, to exercise any lien rights or to obtain provisional, ancillary or equitable remedies (including, without limitation, temporary restraining orders or preliminary or permanent injunctions) from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding pursuant to this Section 11; (ii) the exercise of any such remedy shall not waive the right of any party to resort to arbitration; and (iii) the parties each acknowledge and agree that to the extent any legal proceeding other than an arbitration proceeding is permitted by this Section 11, the state courts situated in the county in which the applicable Project is located, and their associated federal and appellate courts, shall have exclusive jurisdiction over such legal proceeding.

11.2 **Supplemental Arbitration Rules.** Unless Contractor is bound by other dispute resolution provisions and proceedings in accordance with Section 11.1 above, the following supplemental rules shall apply to all arbitration proceedings and shall govern in the event of a conflict between the rules set forth below and the Arbitration Rules.

(a) **Agreement to Arbitrate.** Contractor and Subcontractor shall resolve disputes exclusively through binding arbitration in the county in which the applicable Project is located unless an alternative location is agreed upon by both Contractor and Subcontractor, and each party hereto hereby waives any defense of inconvenient forum or other objection to exclusive venue in the county in which the applicable Project is located. This arbitration provision shall apply to disputes of any kind or nature regardless of the nature of the relief sought.

(b) **WAIVER OF TRIAL BY JUDGE OR JURY. BY AGREEING TO RESOLVE ALL DISPUTES THROUGH BINDING ARBITRATION, CONTRACTOR AND SUBCONTRACTOR EACH GIVE UP THE RIGHT TO HAVE THEIR RESPECTIVE CLAIMS AND DEFENSES DECIDED BY A JUDGE OR A JURY. ALL CLAIMS AND DEFENSES SHALL INSTEAD BE DECIDED BY THE ARBITRATOR.**

(c) **Participation by Other Parties.** Contractor and Subcontractor may have all necessary or appropriate persons and entities included as parties to the arbitration, including all other Subcontractor Parties. Subcontractor agrees to participate in and be bound by any arbitration proceeding between Contractor and any third party relating to the Work. Notwithstanding any provision in this Section 11 to the contrary, Contractor shall be entitled to terminate this Agreement and/or any or all Authorization Agreement(s) in whole or in part, if any dispute arises between Subcontractor and Contractor, whereupon Contractor shall also be entitled to exercise any and all remedies, deductions and offsets authorized pursuant to this Agreement. Notwithstanding any other provision of this Section 11, if any other Subcontractor Party, or any other necessary third party, cannot be forced to mediate or arbitrate, Contractor may elect to unilaterally waive mediation and arbitration.

(d) **Rules of Law.** The arbitrator must follow the substantive law where the applicable Project is located, including statutes of limitations, but strict conformity with the rules of evidence is not required, except that the arbitrator shall apply applicable Law relating to privilege and work product. The arbitrator shall be authorized to provide all remedies provided for under this Agreement and all other recognized remedies available at law or in equity for any cause of action.

(e) **Attorneys' Fees and Costs.** The prevailing party in any such arbitration shall be entitled to recover from the other party all of the prevailing party's costs and expenses incurred in such proceeding, including without limitation the cost of reasonable attorneys' fees and expert witness costs. In addition to the foregoing award of attorneys' fees to the prevailing party, the prevailing party shall be entitled to its attorneys' fees incurred in any court action or proceeding to collect or enforce the arbitrator's award and/or to enforce the provisions of this Section 11.

11.3 **Final and Binding Award.** The decision of the arbitrator shall be final and binding, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. A petition to confirm, vacate, modify or correct an award may be filed in any court of competent jurisdiction in the county in which the applicable Project is located, but the award may be vacated, modified or corrected only as permitted by the Federal Arbitration Act.

11.4 **Severability.** In addition to and without limiting the effect of any general severability provisions of this Agreement, if the arbitrator or any court determines that any provision of this Section 11 is unenforceable for any reason, that provision shall be severed, and proceedings agreed to in this Section 11 shall be conducted under the remaining enforceable terms of this Section 11.

11.5 **Subcontractor's Duty to Continue and Complete Work.** During all disputes, actions, Claims or other matters arising out of or relating to this Agreement or the breach thereof, and unless and until Contractor terminates this Agreement or the applicable Authorization Agreement or suspends the Work thereunder, Subcontractor shall carry on its duties, as described in this Agreement and each applicable Authorization Agreement.

SECTION 12: MISCELLANEOUS PROVISIONS

12.1 **Notices.** All notices and other communications required or provided to be sent by either party pursuant to this Agreement shall be in writing and shall be deemed properly delivered, received, given and served: (i) on the same day as personally delivered if delivered before 5:00 p.m. (according to the time zone in which the party being notified is located) on a Business Day, and otherwise on the next Business Day; (ii) when delivered by United States mail, postage prepaid, certified, return receipt requested; (iii) when delivered by any nationally known overnight delivery service, charges prepaid, if delivered before 5:00 p.m. (according to the time zone in which the party being notified is located) on a Business Day, and otherwise on the next Business Day; (iv) on the same day as actually sent by facsimile transmission to the parties at their respective addresses or facsimile numbers listed on page 1 of this Agreement if transmitted before 5:00 p.m. (according to the time zone in which the party being notified is located) on a Business Day, and otherwise on the next Business Day; or (v) on the same day as actually sent by email if sent to Subcontractor at Subcontractor's email address shown on page 1 of this Agreement before 5:00 p.m. (according to the time zone in which the party being notified is located) on a Business Day, and otherwise on the next Business Day. **"Business Day"** means a day that is not a Saturday, a Sunday, or a legal holiday observed in the state in which the party being notified is located. All notices to Subcontractor shall be addressed to the address specified on page 1 of this Agreement. In order to be a valid notice under this Agreement, notices sent to Contractor shall be addressed and formatted as follows:

TO: Meritage Homes Construction, Inc.
Attention: Division President
THIS NOTICE MAY REQUIRE IMMEDIATE ATTENTION
17851 North 85th Street, Suite 300
Scottsdale, Arizona 85255

No notice to Contractor of any breach, default, dispute or Claim under this Agreement shall be effective unless and until a copy thereof has also been delivered to Meritage Homes Corporation and addressed as follows: "Meritage Homes Corporation, 17851 N. 85th Street, Suite 300, Scottsdale, Arizona 85255, Attention: General Counsel. THIS NOTICE MAY REQUIRE IMMEDIATE ATTENTION." Any address specified herein may be changed by written notice given to the other party in accordance with this Section 12.1. The inability to deliver notices because of a changed address of which no notice was given or rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.

12.2 **Amendments.** All additions and modifications to the Contract Documents shall be valid only if made in writing and signed by both parties to this Agreement, whereupon such items shall then become a part of the Contract Documents and subject to the provisions of this Agreement.

12.3 **Assignment.** Subcontractor's rights and obligations under this Agreement are nontransferable and nonassignable, and Subcontractor shall not subcontract all or any part of the Work contemplated by this Agreement without obtaining the prior written consent of Contractor, which consent may be withheld in Contractor's sole and absolute discretion. No such written consent shall release Subcontractor from any obligation of Subcontractor to Contractor. Any purported assignment or subcontract in violation of this Section 12.3 shall be null and void. Subject to the foregoing restrictions and prohibitions on assignment, each and all of the covenants and conditions of this Agreement will inure to the benefit of and be binding upon the successors in interest of Contractor and the successors, heirs, representatives and assigns of Subcontractor. As used in this Section 12.3, "successors" means successors to the parties' interest in the applicable Project, successors to all or substantially all of the parties' assets, and successors by merger or consolidation.

12.4 **Authority to Bind.** Each party, and each individual on behalf of each party signing this Agreement and any of the other Contract Documents, represents that it has the full legal power, authority and right to execute, deliver and perform its obligations under this Agreement, and each party's performance hereunder and the transaction contemplated hereby have been duly authorized by all requisite actions on the part of such party and no remaining action is required to make this Agreement binding.

12.5 **Complementary Documents.** The Contract Documents are intended to be complementary. Anything required by any portion of the Contract Documents shall be performed as if it were set forth in all portions of the Contract Documents. The Contract Documents will be construed together so as to give effect to every part.

12.6 **Counterparts.** This Agreement may be executed in counterparts, each of which, when taken together, will constitute a fully executed original.

12.7 **Cross-Default and Offset.** Subcontractor and Contractor acknowledge and agree that Contractor's continued confidence in the ability of Subcontractor to properly and expeditiously perform the Work is a substantial and material concern to Contractor. Consequently, if Contractor (and/or any affiliate of Contractor) and Subcontractor (and/or any affiliate of Subcontractor) enter into or have entered into any other agreements and Subcontractor (and/or any affiliate of Subcontractor) defaults under this Agreement or under any other agreement, Contractor (and/or any affiliate of Contractor) may, at Contractor's election, treat that default as a default of all agreements between Contractor (and/or any affiliate of Contractor) and Subcontractor (and/or any affiliate of Subcontractor) and may terminate any or all such agreements and/or Authorization Agreements entered into in connection therewith for cause pursuant to Section 10.1 above. In the event of any such default, Contractor (and/or any affiliate of Contractor) may offset from amounts owing to Subcontractor (and/or any affiliate of Subcontractor) under this Agreement and/or any other agreement between Contractor (and/or any affiliate of Contractor) and Subcontractor (and/or any affiliate of Subcontractor) any losses, damages, costs and expenses incurred by Contractor arising from such default.

12.8 **Cumulative Remedies.** All rights, options and remedies of Contractor contained in this Agreement or otherwise available at law or in equity are cumulative so that no one of them is exclusive of the other. Contractor will have the right to pursue any one or all of its remedies or to seek damages or specific performance in the event of any breach of this Agreement by Subcontractor, or to pursue any other remedy or relief that may be provided by law or equity, whether or not stated in this Agreement.

12.9 **Entire Agreement.** The Contract Documents shall constitute the entire agreement between the parties hereto, and there are no other agreements, oral or written, made by or relied upon by and between the parties hereto, with respect to the subject matter of the Contract Documents, and supersede all other agreements or understandings between the parties, including, without limitation, any previous master subcontract agreement.

12.10 **Equal Opportunity; Code of Ethics.** Subcontractor shall adopt and maintain (a) employment practices that ensure that it does not discriminate in employment in any way prohibited by applicable Law and (b) business practices consistent with the Meritage Homes Corporation Code of Ethics, a copy of which is available at *www.meritagehomes.com*, which Subcontractor acknowledges having reviewed.

12.11 **Governing Law.** Except where specific citation to federal or other Law requires otherwise, all provisions in this Agreement shall be construed and interpreted under and shall be governed and enforced according to the laws of the State where the applicable Project is located, without regard to choice of law rules, except to the extent that the Federal Arbitration Act is applicable to this Agreement.

12.12 **Severability.** In the event any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or otherwise unenforceable in any respect, such provision shall be severed from this Agreement, such invalidity, illegality or unenforceability shall not affect any other provision in this Agreement, and the remainder of the provisions of this Agreement shall continue in full force and effect without impairment.

12.13 **Survival.** Without limiting the survival of any express provision to that effect, all representations; warranties; agreements of Subcontractor to reimburse, defend, hold harmless or indemnify; dispute resolution provisions; and all covenants or agreements of Subcontractor that contemplate performance after completion of the Work and/or payment of amounts owed under this Agreement, including, without limitation, Corrective Work and/or rights and obligations with respect to Work Product and Intellectual Property Rights, shall survive the termination of this Agreement and receipt of final payment by Subcontractor. Without limiting the generality of the foregoing and/or the survival of any other express provision to that effect, the terms and conditions of Sections 3.8, 6, 8 and 11 above shall survive the termination of this Agreement.

12.14 **Third Parties.** In addition to specific provisions above, Subcontractor's Work, obligations, representations, warranties and indemnities are generally intended to protect and benefit not only Contractor but also the Owner, any applicable Project lender or land banker, any other person of interest designated by Contractor, and all of their respective affiliates, subsidiaries, corporate parents, partners, joint venturers, officers, directors, shareholders, employees, agents and representatives. The Owner identified in an Authorization Agreement shall be an express third party beneficiary to such Authorization Agreement (including, without limitation, this Agreement as it pertains to such Authorization Agreement).

12.15 **Waiver.** No waiver of a breach of any of the terms, covenants or conditions of this Agreement will be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. The failure of either party to insist upon strict performance of any of the provisions of this Agreement shall in no way constitute a waiver of its rights, at law or in equity, or a waiver of any other provisions of this Agreement or subsequent default by the other party in the performance of or compliance with any of the terms and conditions set forth in this Agreement. The consent or approval by Contractor to or of any act by Subcontractor requiring Contractor's consent or approval does not waive or render unnecessary Contractor's consent or approval to or of any subsequent similar acts by Subcontractor.

12.16 **Attorneys' Fees.** In the event that Contractor prevails in any proceeding or court action brought against Subcontractor by third parties in which Contractor is joined as a party or interpleads, whether the same proceeds to judgment or not, Subcontractor agrees to pay to Contractor its reasonable attorneys' fees. In the event that Subcontractor prevails in any proceeding or court action brought against Contractor by third parties in which Subcontractor is joined by Contractor as a party or interpleads, whether the same proceeds to judgment or not, Contractor agrees to pay to Subcontractor its reasonable attorneys' fees. This provision is separate and several and shall survive the merger of this Agreement into any award or judgment on this Agreement. The parties' covenants set forth in this Section 12.16 shall survive and be enforceable following termination of this Agreement.

12.17 **Scope of Agreement; Amendment of Prior Agreements.** Without limiting the scope of this Agreement as otherwise set forth herein, Contractor and Subcontractor hereby acknowledge and agree that the provisions of Sections 5, 6, 8 and 11 above shall apply to any other agreements entered into between Contractor and Subcontractor prior to the Effective Date, and such sections shall be deemed to amend and replace in their entirety any provisions in such prior agreements relating to payment, warranties and corrective duties, indemnity and defense obligations, and dispute resolution. Except as explicitly set forth in this Section 12.17, all terms and provisions of any agreements entered into between Contractor and Subcontractor prior to the Effective Date shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, Contractor and Subcontractor have executed this Agreement as of the Effective Date.

"Contractor"	"Subcontractor"
MERITAGE HOMES CONSTRUCTION, INC., an Arizona corporation (Phoenix Division)	Floor Art, LLC, a Arizona limited liability company
By: [signature] Michael P. Mancini	By: [signature]
Name: Director of Purchasing Meritage Homes	Name: Judd Evans
Its: OCT 26 2010	Its: Operations
By: [signature]	
Name: Robert Bodnar VP Construction Meritage Homes	
Its: DEC 03 2010	
Contractor's License No	

EXHIBIT A

FORM OF AUTHORIZATION AGREEMENT

Project Name: Stratland Estates - 70s
Contract No.:
Vendor No.
Cost Code

AUTHORIZATION AGREEMENT

THIS AUTHORIZATION AGREEMENT #000 ("**Authorization Agreement**") is made and entered into as of March 26, 2010, by and between MERITAGE HOMES CONSTRUCTION, INC. – Phoenix Division ("**Contractor**") and Floor Art, LLC, a Arizona limited liability company ("**Subcontractor**"), in connection with, and upon and subject to the terms and conditions of, that certain Master Subcontract Agreement between Contractor and Subcontractor dated March 26, 2010 (the "**Master Agreement**").

NOW, THEREFORE, the parties do hereby mutually agree as follows:

1. Defined Terms. Initially capitalized terms used and not otherwise defined in this Authorization Agreement shall have the meanings given to them in the Master Agreement, which Master Agreement is fully incorporated in this Authorization Agreement by this reference.

2. Master Agreement. Contractor and Subcontractor acknowledge and agree that this Authorization Agreement is entered into in connection with, constitutes a part of, and is governed by the Master Agreement.

3. Project Location. The address or general location of the Project is Higley Road and Germann Road in Gilbert, Arizona. The legal description for the Project is set forth in the attached Exhibit 1.

4. Contract Documents. Subcontractor shall perform the Work in strict compliance with the Contract Documents, which consist of this Authorization Agreement (including any Change Orders entered into in connection with this Authorization Agreement); the Master Agreement (including the exhibits attached thereto); Exhibit 1 attached hereto; the Scope of Work attached as Exhibit 2 and the plans, specifications, drawings, and other documents identified in Exhibit 2; the Contract Price Schedule attached as Exhibit 3; and the Construction Schedule attached as Exhibit 4.

5. The Work. Subcontractor shall perform the Work described in (i) the Master Agreement and (ii) the Scope of Work attached as Exhibit 2. Subcontractor shall perform the Work in compliance with this Authorization Agreement and the Master Agreement. **Subcontractor is not authorized to perform Work on any Unit within the Project unless and until Subcontractor receives from Contractor a Purchase Order for that Unit.** Contractor is not obligated to provide any Purchase Orders and may, at its sole option, retain others to perform work similar to, or the same as, the Work to be performed by Subcontractor pursuant to any Purchase Order issued under this Authorization Agreement in addition to or in place of Subcontractor. Notwithstanding the fact that this Authorization Agreement is executed as of the date set forth above, the parties recognize that a portion of the Work may have been performed prior to such date. Irrespective of that fact, all Labor performed and Materials provided by or on behalf of Subcontractor with respect to the Project shall be governed by the terms and conditions of this Authorization Agreement and shall be deemed to be a part of the Work under this Authorization Agreement. Subcontractor shall not be entitled to any compensation for such prior Labor and Materials except as expressly provided in this Authorization Agreement and the Master Agreement. Without limiting the foregoing, all of Subcontractor's liabilities and obligations to Contractor under this Authorization Agreement and the Master Agreement shall apply to all Labor performed and Materials provided by or on behalf of Subcontractor prior to the execution of this Authorization Agreement, notwithstanding the fact that such Labor or Materials may have been performed or provided prior to the date hereof pursuant to prior negotiations, representations, agreements, understandings or otherwise, unless such Labor and Materials were (i) not a portion of the Work described in Exhibit 2 attached hereto, and (ii) satisfactorily performed, provided and completed pursuant to a written agreement duly executed by Contractor and Subcontractor prior to the date hereof, in which case the terms and conditions of such written agreement shall govern solely to the extent such Labor and Materials were authorized and satisfactorily performed, provided and completed thereunder.

6. Contract Price. The Contract Price for the Work shall be as set forth on the Contract Price Schedule attached as Exhibit 3.

7. Performance Schedule. Upon execution of this Authorization Agreement, Subcontractor shall commence the Work and shall achieve Completion of the Work in accordance with the Construction Schedule attached as Exhibit 4 and with Section 2.1 of the Master Agreement.

8. Project Owner. The Project Owner is Meritage Homes of Arizona, Inc.

IN WITNESS WHEREOF, the parties hereto have executed this Authorization Agreement as of the date written above.

"Contractor"	"Subcontractor"
MERITAGE HOMES CONSTRUCTION, INC., an Arizona corporation (Phoenix Division)	Floor Art, LLC, a Arizona limited liability company
By: [signature] Michael P. Mancini	By: [signature]
Name: Director of Purchasing	Name: Todd Evans
Its: Meritage Homes	Its: Operations
OCT 26 2010	Robert Bodnar VP Construction Meritage Homes
By:	
Name:	DEC 03 2010
Its:	

<u>EXHIBIT 1 TO AUTHORIZATION AGREEMENT</u>

<u>PROJECT LEGAL DESCRIPTION</u>

Lot (   ), a subdivision located in the Southeast Quarter of Section3, Township 2 South, Range 6 East, of the Gila and Salt River Meridian, Maricopa County, Arizona.

Initial ____ Initial ____

EXHIBIT 2 TO AUTHORIZATION AGREEMENT

SCOPE OF WORK

[INCLUDE ALL WORK AND SERVICES, AND INCLUDE PLANS, SPECIFICATIONS AND DRAWINGS]

If plans, specifications and/or drawings for the Work are provided on compact disc, the Subcontractor representative acknowledges having received the compact disc by signing the Authorization Agreement, and agrees to immediately notify Contractor of any material discrepancies between the plans, specifications and/or drawings received and those issued for bidding purposes.

EXHIBIT 3 TO AUTHORIZATION AGREEMENT

CONTRACT PRICE SCHEDULE

EXHIBIT B

GENERAL CONDITIONS

The "**General Conditions**" set forth on this Exhibit B are incorporated into and made part of the Master Subcontract Agreement to which they are attached (the "**Agreement**"). Initially capitalized terms used and not otherwise defined in these "General Conditions" have the meanings given such terms in the Agreement. These General Conditions supplement all terms and conditions in the Agreement and the other Contract Documents.

Subcontractor and all other Subcontractor Parties shall conform to Contractor's express and implied standards of conduct at the applicable Project including, but not limited to, the following:

1. No Subcontractor Party shall use any homeowner facilities or equipment including, but not limited to, towels, pools, patio furniture, trash receptacles, hoses, water, vacuums, ladders, power outlets and phones.

2. No smoking or eating is permitted inside Units after the wallboard is installed.

3. All Subcontractor Parties shall enter a Project only at entries designated by Contractor and park in designated areas only and shall not park vehicles in driveways, carports, garages or on finished graded pads. No Subcontractor Party is permitted to drive across concrete flatwork, including curbs, gutters, driveways, sidewalks or walkways, nor shall any Subcontractor Party cross any barriers.

4. All Subcontractor Parties shall observe all speed limits and construction traffic directional signs. Unless a lower speed limit is posted, the speed limit for any Project is fifteen (15) m.p.h. All Subcontractor Parties must obey all traffic directions provided by Contractor's Project superintendent.

5. Subcontractor shall be responsible for contacting Contractor before any excavating commences. In addition and subject to the requirements of any applicable Laws, (a) excavations shall not be open for over five (5) days without the prior written approval of Contractor, (b) excavations over thirty inches (30") deep shall be ribboned with caution tape, and (c) excavations open over a weekend shall be covered with plywood and supported sufficiently.

6. No unruly behavior or horseplay shall occur on any Project.

7. No animals are allowed on any Project.

8. Signs or advertisements shall not be displayed at the Project without the prior written approval of Contractor.

9. No children are allowed on any Project.

10. No loud music is allowed on any Project.

11. Subcontractor shall prevent, control and clean up dust and other debris moved or generated by its operations or vehicle traffic.

12. Subcontractor shall have all contracted Work completed prior to the "Homeowner Orientation." Notwithstanding previous conditions of warranty and homeowner orientation corrections, Subcontractor shall comply with the following in connection with any warranty or other repair work:

(a) Subcontractor will provide an assessment (at no cost to Contractor) of all warranty requests made by the homeowner or Contractor's customer care representative within the applicable warranty period. All warranty requests that are cosmetic in nature and requested within the first year of the warranty period shall be brought up to Contractor's reasonable quality standards at no cost to Contractor. In the event a local authority or governing board issues a repair order, Subcontractor comply with such order at no cost to Contractor.

(b) Warranty or other repair work orders in most cases will provide a service repair window of 4 hours, usually 8 a.m. to 12 p.m. or 1 p.m. to 4 p.m. Contractor reserves the right to set specific appointment times when necessary. Subcontractor agrees to provide emergency service outside of normal service hours, as necessary, including, without limitation plumbing leaks and stoppages, heating and cooling failures, electrical failures or hazards, roof leaks, and garage door failures. Subcontractor shall commence emergency work within four (4) hours after receipt of notice, and shall diligently and continuously complete the emergency work to the reasonable satisfaction of Contractor. In the event Contractor receives an emergency service request directly from a homeowner, Subcontractor must (i) notify Contractor of such request, (ii) perform the work as provided above and, (iii) if the service request is not urgent in nature, inform the homeowner of any charges the homeowner may incur if Subcontractor responds to the request.

(c) For non-warranty repair work, (i) Contractor will not be responsible for services rendered to a homeowner without Contractor's prior written approval, (ii) Subcontractor will only be paid for items listed as "billable" on the work order, and (iii) Contractor will not recognize charges for multiple trips required to assess or perform warranty services.

(d) Subcontractor shall have adequate communication equipment to contact homeowners in the event Subcontractor will be late to an appointment. In the event of an unavoidable and unforeseen problem that will not allow the pre-scheduled appointment to be met, Subcontractor shall immediately notify Contractor and reschedule the appointment as soon as possible, in consideration of the homeowner's schedule. In the event of a second missed appointment, Contractor reserves the right to fine or back-charge Subcontractor and take any other necessary actions, including hiring of a replacement subcontractor, to complete the service request at Subcontractor's expense.

(e) Subcontractor shall protect homeowner's personal and real property. Protective measures include, without limitation, the use of drop clothes, protective pads and booties and taping off areas. Subcontractor must perform prompt cleanup when making repairs, including removing and properly disposing of all resulting debris, prior to leaving residence, and failure to do so shall result in the Subcontractor being back-charged for all necessary cleanup or damage repair and any Contractor time related thereto, including,

without limitation, cosmetic repairs, inspections, remediation and testing as necessary. Subcontractor staff shall be equipped, as reasonably required, with supplies for cleanup after repairs such as vacuums, window cleaner and paper towels.

(f) Subcontractor's repair/warranty staff shall (i) wear acceptable, clean construction attire when performing service work, (ii) present at least one of the following forms of identification to the homeowner upon arrival to the home site: name tag, company logo shirt or company vehicle, (iii) provide a copy of the Meritage Homes work order at the time of his/her arrival to the appointment, and (iv) speak English (or, if two or more Subcontractor employees are assigned to complete a service request, at least one must be English speaking).

(g) At least one homeowner (or a representative over the age of (18) eighteen) must be present for all service calls.

(h) Subcontractor shall stock commonly used material/hardware in order to be readily available in the event of a warranty request. If a service request involves product material no longer available, Subcontractor shall supply homeowner with a replacement product of equal or better grade and quality within 10 business days. Contractor reserves the right to purchase product at Subcontractors' expense to complete a warranty service request in the event Subcontractor does not do so within 10 business days.

(i) Subcontractor shall comply with Contractor's National Warranty Performance Standards, as amended by Contractor from time to time.

(j) Subcontractor shall not engage directly with any homebuyer to perform services, installations or any other improvements to any Meritage homes prior to close of escrow and transfer of deed to the homebuyer. In the event Contractor receives complaints regarding work performed by Subcontractor for a homeowner after close of escrow and transfer of deed and outside Subcontractor's scope of Work, Subcontractor shall cease doing business with homeowners upon Contractor's request.

(k) Subcontractor shall participate in any customer service training and meetings as reasonably requested by Contractor.

Subcontractor is advised that the results of "Homebuyer Surveys" conducted by Contractor, along with turnaround times on "Customer Service Requests," may be used to evaluate Subcontractor for future contracts and pricing with respect thereto.

13. Subcontractor shall not cover over any apparently defective or unacceptable work by Subcontractor or other contractors or subcontractors and shall be responsible for all repairs required to cure the covering of defective or unacceptable work.

14. Safety:

(a) Subcontractor agrees not to use the equipment of Contractor or any other subcontractor without express approval, including but not limited to, tools, ladders, machinery and scaffolding.

(b) Subcontractor shall provide to Contractor any "Material Safety Data Sheets" for any products or equipment used on a Project.

(c) All materials and supplies shall be maintained in their original containers and be clearly identified.

(d) Subcontractor agrees to comply with and not to harm or remove: (i) any safety elements provided by Contractor, Subcontractor or other contractors, such as temporary handrails; or (ii) any safety elements or directions that accompany products, equipment or other Materials, including, but not limited to, manufacturer safety warnings and devices.

(e) Subcontractor shall be responsible for providing an adequate first aid kit for all Subcontractor Parties.

15. Storm Water Pollution and Contamination:

(a) Where applicable, Subcontractor shall use any applicable "wash out" area designated by Contractor for Subcontractor's use. The storm drain system shall not, under any circumstances, be used as a "wash out" area.

(b) Subcontractor shall not cause dirt, materials or any other foreign matter to be introduced into the storm drain system.

(c) Subcontractor shall not remove or modify any item that has been placed at the direction of the Contractor in a manner intended to comply with any storm water pollution prevention plans.

16. Cleanup:

(a) Subcontractor and its suppliers shall ensure that the inside of each Unit at which the Work is performed (including the garage) is broom swept and free of all trash and debris at the end of each day.

(b) Subcontractor and its suppliers shall ensure that all waste material and debris is piled in one location on the front of each Unit at which the Work is performed or placed in receptacles, as designated by Contractor's project superintendent, at the end of each day.

(c) All trash, including but not limited to food wrappers, shall be promptly placed in designated receptacles.

17. All Subcontractor Parties shall furnish and wear clean protective shoe booties over shoes when working in Units with finished flooring, including hardwood floors and carpet. Under no circumstances will any Subcontractor Parties wear footwear that will bleed through protective booties, ultimately staining or damaging finished flooring or other finishes.

18. Subcontractor shall provide storage and fabrication facilities for Subcontractor's own material and shall not use garages or Units for storage. Contractor may designate an area for storage if space is available. Subcontractor shall assume full responsibility for Subcontractor's materials until all are installed. Neither Contractor nor the owner of any Project, nor their insurance providers, cover losses

or theft of Subcontractor's materials that have not been completely installed, nor does Contractor have any responsibility to protect Subcontractor's materials. Subcontractor shall maintain a clean storage area. Contractor may revoke permission for use by Subcontractor of a storage area if the site is not maintained in a manner acceptable to Contractor.

19. Working times on any Project are limited to the following hours (subject to further restrictions contained in any applicable laws and ordinances and any conditions, covenants and restrictions recorded against the Project):

(a) Mondays-Fridays: 5: 00 a.m. - 8:00 p.m.

(b) Saturdays and Sundays: 8:00 a.m. - 5:00 p.m., only with pre-approval of Contractor's project superintendent.

20. Subcontractor recognizes that the Work will often occur near Units that are already occupied. Subcontractor's staff shall respect the privacy of the occupied Units and conduct their work accordingly. Conversely, anyone who does not have business being in the construction area (e.g., neighborhood children) should be asked by Subcontractor to immediately leave. Problems should be reported to the Contractor's project superintendent.

21. Fire Safety:

(a) The use of any equipment that may produce a spark or significant heat must be done within reach of a fully charged and working fire extinguisher.

(b) Smoking is strongly discouraged on any Project. Persons who do smoke must be extremely cautious with smoking materials to be certain that they are completely extinguished. Any fire damage caused by smoking shall be construed as negligence and willful misconduct.

(c) Open fires are not allowed on any Project.

(d) All vehicles on a Project should be equipped with a charged, working cellular telephone or radio. In the event of a fire, "911" should be called immediately.

22. In the event that Subcontractor or any other Subcontractor Party violates any General Conditions, Contractor shall have the right (in addition to any other rights and remedies) to fine or back-charge Subcontractor Two Hundred Dollars ($200) per occurrence. Contractor shall have the right to request that any person who violates any General Conditions leave the applicable Project immediately and Subcontractor agrees to abide by such request. Contractor may require Subcontractor to remove from any Project, without liability to Contractor, such Subcontractor Parties as Contractor deems unacceptable, incompetent, careless, insubordinate or otherwise objectionable, or whose continued employment or engagement in connection with the Work is deemed by Contractor to be contrary to Contractor's best interests or the public interest. Subcontractor acknowledges and agrees that the foregoing right in no way creates any duty or obligation on the part of Contractor to oversee, review or supervise Subcontractor or any other Subcontractor Party, which obligations and duties shall reside exclusively with Subcontractor. Subcontractor shall not permit to be on a Project any unauthorized personnel, including, without limitation, any family members of Subcontractor or any other Subcontractor Party that are not employed by Subcontractor.

23. Subcontractor is solely responsible to notify all other Subcontractor Parties of all General Conditions applicable to all Work on a Project.

Initial [signature] Initial [signature]

EXHIBIT C

INSURANCE REQUIREMENTS

A. Subcontractor shall purchase and maintain, at its own expense, with an insurer or insurers acceptable to Contractor, at least the following minimum insurance coverages prior to commencement of the Work, during the remainder of the term of the Master Subcontract Agreement to which this Exhibit C is attached (the "Agreement"), and during the entirety of the Warranty Period. Initially capitalized terms used and not otherwise defined in this Exhibit C shall have the meanings given to them in the Agreement.

1) Commercial General Liability. Commercial general liability insurance on an occurrence policy form (ISO CG 00 01 10 01 or later edition) ("modified occurrence" and "claims-made" are not acceptable), including premises-operations (including explosion, collapse and underground coverage) and products-completed operations coverage, with limits of liability of not less than $1,000,000 bodily injury and property damage per occurrence, $2,000,000 general aggregate limit, $1,000,000 personal injury and advertising limit, and $2,000,000 products-completed operations aggregate limit, or limits carried, whichever are greater, and with deductibles or self-insured retentions acceptable to Contractor and clearly stated on the certificates of insurance evidencing coverage. All liability policies shall provide, without limitation, full separation of insureds, contractual liability coverage (including coverage to the maximum extent possible for the indemnification contained in the Agreement) and broad form property damage coverage (including completed operations) or equivalents. The required limits of liability may be provided by a combination of primary and umbrella and/or excess liability policies, all written on an occurrence policy form ("modified occurrence" and "claims made" forms are not acceptable), with umbrella/excess coverage at least as broad as the primary general liability insurance. The products-completed operations coverage shall be maintained continuously during the term of the Agreement and so long as the insurance is commercially reasonably available, for a period of ten (10) years after completion of the Work. Subcontractor shall require each other Subcontractor Party to purchase and maintain insurance coverage as provided in this subparagraph.

2) Workers' Compensation. Workers' compensation insurance with statutory limits complying with the laws of the State where the applicable Project is located and employer's liability insurance with limits of liability of not less than $1,000,000 for bodily injury by accident (each accident), $1,000,000 bodily injury by disease (policy limit), and $1,000,000 bodily injury by disease (each employee), or limits carried, whichever are greater. Such policies shall contain a waiver of subrogation endorsement in favor of Contractor, Owner, and any lender(s), landbanker(s), and other financing sources of Contractor, Owner, and/or with respect to the Project. Such insurance shall be in strict accordance with the applicable workers' compensation laws in effect during performance by Subcontractor pursuant to the Agreement or during performance by any other Subcontractor Party. The required limits may be provided by a combination of primary and umbrella and/or excess liability policies, with umbrella/excess coverage at least as broad as the primary employer's liability insurance. Subcontractor shall require each other Subcontractor Party to purchase and maintain insurance coverage as provided in this subparagraph, with the same waiver of subrogation in favor of Contractor, Owner, and the other parties noted above.

3) Commercial Auto Liability. Commercial automobile liability insurance, including, without limitation, coverage for liability arising out of "any auto" or any and all owned, non-owned, leased, and hired automobiles, trucks and trailers, or semi-trailers, including, without limitation, any machinery or apparatus attached thereto, with limits of liability not less than $1,000,000 each accident, or limits carried, whichever is greater, with a deductible or self-insured retention amount acceptable to Contractor. The commercial automobile liability insurance shall be written on the most recent edition of ISO form CA 01 01 or equivalent acceptable to Contractor and shall include, without limitation, contractual liability coverage and insured status for Contractor and Owner. Subcontractor waives all rights against Contractor, Owner and the other Indemnitees for recovery of loss, injury and/or damages to the extent such loss, injury and/or damages are covered by the commercial automobile liability insurance maintained by Subcontractor. The required limits may be provided by a combination of primary and umbrella and/or excess liability policies, with umbrella/excess coverage at least as broad as the primary commercial automobile liability insurance. Subcontractor shall require each other Subcontractor Party to purchase and maintain insurance coverage, and provide the same waiver of rights, as provided in this subparagraph.

4) Professional Liability. In the event that the Work includes any structural Materials that are designed and constructed by or on behalf of Subcontractor (e.g., roof and floor trusses), professional liability insurance with limits of not less than Two Million Dollars ($2,000,000) per claim and Two Million Dollars ($2,000,000) annual aggregate, or limits carried, whichever are greater, with a deductible or self-insured retention amount not greater than One Hundred Thousand Dollars ($100,000) per claim. To the maximum extent commercially reasonably available, the professional liability insurance policy shall provide, but not be limited to, contractual liability coverage for the indemnification provided by Subcontractor under the Agreement. The professional liability insurance shall be maintained continuously during the term of the Agreement and so long as the insurance is commercially reasonably available, for a period of ten (10) years after completion of the applicable Project. The professional liability insurance shall not contain any exclusions or limitations applicable to any building product design-related risk.

B. Additional Insured. Contractor, Owner, Owner's lender(s), and such other persons and entities as may from time to time be designated by Contractor in writing, shall be named as additional insureds under the general liability insurance required above (including umbrella/excess policies) by issuance of ISO Form CG 20 10 11 85 or equivalent additional insured endorsement(s) reasonably acceptable to Contractor. The additional insured endorsements shall contain a primary insurance clause stating: "It is further agreed that such insurance as is afforded by this policy for the benefit of the additional insureds shall be primary insurance, and any insurance maintained by or available to the additional insureds shall be non-contributing to the insurance provided hereunder." The coverage provided to the additional insureds must be at least as broad as that provided to Subcontractor and may not contain any additional exclusionary language or limitations applicable to the additional insureds. All certificates of insurance shall include the following wording: *"Meritage Homes Corporation, including its subsidiaries, partners, partnerships, affiliated companies and successors and assigns, is an additional insured to the full extent assumed under written contract."*

C. All commercial general liability, workers' compensation/employer's liability, automobile liability and professional liability policies maintained by Subcontractor shall be primary coverage, and any coverage maintained by or available to Contractor or Owner shall be non-contributory.

D. Prior to commencing the Work, Subcontractor shall deliver to Contractor the endorsements and waivers of subrogation referred to in this Exhibit C, as well as certificates of insurance evidencing the coverages referred to in this Exhibit C. Promptly upon Contractor's request, Subcontractor shall deliver to Contractor a copy of any and all of the insurance policies and other insurance documents required by this Exhibit C. In the case of policies expiring while Work is in progress, a renewal certificate with all

applicable endorsements must be received at the business office of Contractor prior to the expiration of the existing policy or policies. Permitting Subcontractor to start Work, continue Work, or releasing any progress payment prior to compliance with these requirements shall not constitute a waiver thereof. If at any time the Subcontractor's insurance fails to meet the requirements stated herein all payments may be held until the deficiency has been resolved. Each certificate and endorsement must be executed by an authorized agent of the respective insurers. All certificates of insurance must provide Contractor with thirty (30) days advance written notice of cancellation or non-renewal (ten [10] days notice in the event of cancellation for non-payment of premium) and shall include the following wording:

> "CANCELLATION: SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, OR POLICY LIMITS REDUCED THEREON, THE ISSUING COMPANY WILL MAIL THIRTY (30) DAYS NOTICE (TEN [10] DAYS NOTICE IN THE EVENT OF CANCELLATION FOR NON-PAYMENT OF PREMIUM) TO THE CERTIFICATE HOLDER NAMED TO THE LEFT."

E. All insurance referred to in this Exhibit C to be carried by Subcontractor shall be maintained by Subcontractor at its sole expense, with insurance carriers qualified to do business in the State in which the applicable Project is located and maintaining a rating of not less than A-, VII from A.M. Best & Co., unless Contractor, in writing, in its sole discretion, accepts a lower Best's rating.

F. In the event Subcontractor fails to secure or maintain any policy of insurance required hereby, Contractor, at its sole discretion and election, may terminate any Authorization Agreement then in effect and shall retain all remedies thereunder for breach of the Agreement.

G. The insurance requirements set forth herein are independent of Subcontractor's indemnification and other obligations under the Agreement and at law. Nothing in this Exhibit C shall be construed to limit or alter any of the other obligations of Subcontractor, under the Agreement, at law, or otherwise, including, without limitation, Subcontractor's indemnification obligations. Nothing contained herein shall be construed as limiting the type, quality or quantity of insurance Subcontractor should maintain or the extent of Subcontractor's responsibility or liability for damages or other relief, under the Agreement or otherwise. Neither receipt nor acceptance of policies, endorsements or certificates, whether or not showing less or different coverage than required herein, nor any other forbearance or omission by Contractor with respect to these insurance requirements or otherwise shall be deemed a waiver of, or estoppel to assert, any right of Contractor regarding these insurance requirements. Subcontractor shall be solely responsible to pay any loss amount that lies within the deductible(s) or self-insured retention(s) of Subcontractor's policies, up to the maximum amount of the deductible(s) or self-insured retention(s).

H. None of the requirements contained herein shall relieve Subcontractor, and its sub-subcontractors of any tier, of their respective obligations to exercise due care in the performance of their duties in connection with the Work or to complete the Work in strict compliance with the Contract Documents.

I. Any insurance policies required of or maintained by Subcontractor pursuant to the Agreement may not contain any exclusions or limitations applicable to: (a) additional insured vs. named insured Claims or suits; (b) any condominiums, townhomes, multi-unit, multi-family and/or attached projects, residential development or construction, common interest subdivisions or projects with a homeowners association; or (c) similar exclusions or limitations.

J. With regard to its personal property and its property insurance (if any), Subcontractor agrees and acknowledges as follows:

1) Subcontractor and each other Subcontractor Party shall have the risk of loss as to all materials, supplies, equipment and/or fixtures until such time as such materials, supplies, equipment and/or fixtures have been installed or otherwise affixed permanently to a Project (and accepted by Contractor and/or Owner in accordance with the Agreement). Contractor and Owner shall not be liable for loss or damage to, or theft of, any materials, supplies, equipment and/or fixtures prior to such time, whether such materials, supplies, equipment and/or fixtures are off the site, in transit, on the site, under the control of Contractor, Owner or otherwise.

2) Subcontractor and each other Subcontractor Party shall be solely responsible for any loss or damage to its or their tools, equipment and other personal property and that of their employees and workmen (collectively, "**Personal Property**"). Subcontractor and each other Subcontractor Party, at its or their option and own expense, may purchase and maintain insurance for such Personal Property and any deductible or retention in relation thereto shall be its or their sole responsibility. Any such insurance shall be Subcontractor's and any other Subcontractor Party's sole source of recovery in the event of loss or damage to its or their Personal Property. Any such insurance purchased and maintained by Subcontractor and any other Subcontractor Party shall include a waiver of subrogation as to Contractor and Owner.

3) Subcontractor waives all rights of recovery, whether under subrogation or otherwise, against Contractor and Owner for (a) loss or damage covered by Subcontractor's property insurance and (b) loss or damage to Subcontractor's Personal Property. Subcontractor shall require the same waivers from each other Subcontractor Party and from the insurers issuing property insurance policies relating to the Work or the applicable Project or the applicable Project Site purchased and maintained by any other Subcontractor Party. The waivers of recovery, including, subrogation, referred to in this subparagraph shall be effective as to any individual or entity even if such individual or entity (a) would otherwise have a duty of indemnification, contractual or otherwise, (b) did not pay the insurance premium, directly or indirectly, and (c) whether or not such individual or entity has an insurable interest in the property that is the subject of the loss or damage. If the policies of insurance referred to in this Section J require an endorsement to effectuate the waivers of subrogation required hereunder, the parties procuring such policies will cause them to be so endorsed at their own expense.

K. For the purposes of this Exhibit C, "**Project Site**" shall mean the applicable Project, the real estate and adjacent and nearby areas where incidental operations are performed in connection with the Project, excluding permanent locations of any insured party, except Contractor and/or Owner.

L. Subcontractor shall furnish each other bidding and negotiating Subcontractor Party a copy of this Exhibit C, and shall make the same requirement of all with respect to their subcontracting or procurement procedures.

M. Any type of insurance or any increase of its limits of liability not described above that Subcontractor requires for its protection, or on account of statute, shall be its own responsibility and at its own expense.

EXHIBIT D

STATE-SPECIFIC PROVISIONS

The State-specific provisions set forth on this Exhibit D are incorporated into and made part of that certain Master Subcontract Agreement to which this Exhibit D is attached (the "**Agreement**"). Initially capitalized terms used and not otherwise defined in this Exhibit D have the meanings given such terms in the Agreement. The State-specific provisions set forth on this Exhibit D supplement, and modify to the extent necessary, all terms and conditions in the Agreement and the other Contract Documents.

ARIZONA

Notice and Opportunity to Repair Statute (Section 3.10): A.R.S. Sections 12-1361 through 12-1366, inclusive, as the same may be amended, and any successor statute(s).

Tax Limitations (Section 3.15): Subcontractor shall not charge any sales or privilege tax on any amounts due from Contractor under this Agreement, as Contractor is responsible for paying such taxes directly to the applicable governmental authorities.

Payment Provisions (Section 5.3): Subcontractor waives the provisions of A.R.S. Section 32-1129.01(D), as the same may be amended (and any successor statute(s)), pursuant to which the billing of an estimate may be deemed approved at any time.

Insurance Limitations (Section 9): No State-specific limitations.

Indemnification and Defense Limitations (Sections 3.8, 3.14 and 8.1): Nothing in the Agreement or in any exhibit to the Agreement shall be construed to require Subcontractor to indemnify, defend and hold an Indemnitee harmless for any Claim that is determined by entry of a non-appealable final judgment after trial or award after arbitration to have been caused by the sole negligence of the Indemnitee sought to be indemnified.

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EXHIBIT E

DISPUTE RESOLUTION PROVISIONS FROM TYPICAL SALES AGREEMENT

ARBITRATION OF ALL DISPUTES.

A. Buyer and Meritage specifically agree that this transaction involves interstate commerce and that any Dispute (as hereinafter defined) shall be submitted to binding arbitration as provided by the Federal Arbitration Act (9 U.S.C. §§1 et seq.) and not by or in a court of law or equity. "Disputes" (whether contract, warranty, tort, statutory or otherwise), shall include, but are not limited to, any and all controversies, disputes or claims (1) arising under, or related to, this Agreement, the Home, the Community or any dealings between Buyer and Meritage; (2) arising by virtue of any representations, promises or warranties alleged to have been made by Meritage or Meritage's representative; and (3) relating to personal injury or property damage alleged to have been sustained by Buyer, Buyer's children or other occupants of the Home, or in the Community. Buyer has executed this Agreement on behalf of his or her children and other occupants of the Home with the intent that all such parties be bound hereby.

B. Any and all arbitrations commenced by any of the parties to this Agreement shall be filed with and administered by the American Arbitration Association or any successor thereto ("AAA") in accordance with the AAA's Home Construction Arbitration Rules in effect on the date of the request. If there are no Home Construction Arbitration Rules currently in effect, then the AAA's Construction Industry Arbitration Rules in effect on the date of such request shall be utilized. Any judgment upon the award rendered by the arbitrator may be entered in and enforced by any court having jurisdiction over such Dispute. If the claimed amount exceeds $250,000.00 or includes a demand for punitive damages, the Dispute shall be heard and determined by three arbitrators; however, if mutually agreed to by the parties, then the Dispute shall be heard and determined by one arbitrator. Arbitrators shall have expertise in the area(s) of Dispute, which may include legal expertise if legal issues are involved. All decisions respecting the arbitrability of any Dispute shall be decided by the arbitrator(s). At the request of any party, the award of the arbitrator(s) shall be accompanied by detailed written findings of fact and conclusions of law. Except as may be required by law or for confirmation of an award, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

C. The waiver or invalidity of any portion of this Section shall not affect the validity or enforceability of the remaining portions of this Section. Buyer and Meritage further agree (1) that any Dispute involving Meritage's affiliates, directors, officers, employees and agents shall also be subject to arbitration as set forth herein, and shall not be pursued in a court of law or equity; (2) that Meritage may, at its sole election, include Meritage's contractors, subcontractors and suppliers, as well as any warranty company and insurer as parties in the arbitration; and (3) that the arbitration will be limited to the parties specified herein.

D. To the fullest extent permitted by applicable law, Buyer and Meritage agree that no finding or stipulation of fact, no conclusion of law, and no arbitration award in any other arbitration, judicial, or similar proceeding shall be given preclusive or collateral estoppel effect in any arbitration hereunder unless there is mutuality of parties. In addition, Buyer and Meritage further agree that no finding or stipulation of fact, no conclusion of law, and no arbitration award in any arbitration hereunder shall be given preclusive or collateral estoppel effect in any other arbitration, judicial, or similar proceeding unless there is complete mutuality of parties.

E. Unless otherwise recoverable by law or statute, each party shall bear its own costs and expenses, including attorneys' fees and paraprofessional fees, for any arbitration. Notwithstanding the foregoing, if a party unsuccessfully contests the validity or scope of arbitration in a court of law or equity, the noncontesting party shall be awarded reasonable attorneys' fees, paraprofessional fees and expenses incurred in defending such contest, including such fees and costs associated with any appellate proceedings. In addition, if a party fails to abide by the terms of a settlement or arbitration award, the other party shall be awarded reasonable attorneys' fees, paraprofessional fees and expenses incurred in enforcing such settlement or award.

F. Buyer may obtain additional information concerning the rules of the AAA by visiting its website at www.adr.org or by writing the AAA at 335 Madison Avenue, New York, New York 10017.

G. Notwithstanding the foregoing, if either Meritage or Buyer seeks injunctive relief, and not monetary damages, from a court because irreparable damage or harm would otherwise be suffered by either party before mediation or arbitration could be conducted, such actions shall not be interpreted to indicate that either party has waived the right to arbitration. The right to arbitrate should also not be considered waived by the filing of a counterclaim by either party once a claim for injunctive relief has been filed with a court.

OTHER DISPUTE RESOLUTIONS. NOTWITHSTANDING THE PARTIES' OBLIGATION TO SUBMIT ANY DISPUTE TO ARBITRATION, IN THE EVENT THAT A PARTICULAR DISPUTE IS NOT SUBJECT TO THE FOREGOING ARBITRATION PROVISIONS, THEN THE PARTIES AGREE TO THE FOLLOWING PROVISIONS: BUYER ACKNOWLEDGES THAT JUSTICE WILL BEST BE SERVED IF ISSUES REGARDING THIS AGREEMENT ARE HEARD BY A JUDGE IN A COURT PROCEEDING, AND NOT A JURY. BUYER AND MERITAGE AGREE THAT ANY DISPUTE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (THAT IS NOT SUBJECT TO THE FOREGOING ARBITRATION PROVISIONS) SHALL BE HEARD BY A JUDGE IN A COURT PROCEEDING AND NOT A JURY. BUYER AND MERITAGE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO A JURY TRIAL. MERITAGE HEREBY SUGGESTS THAT BUYER CONTACT AN ATTORNEY OF BUYER'S CHOICE IF BUYER DOES NOT UNDERSTAND THE LEGAL CONSEQUENCES OF EXECUTING THIS AGREEMENT.

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